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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
HEWLETT-PACKARD COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Ralph V. Whitworth Chairman of the Board Margaret C. Whitman President and Chief Executive Officer	Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Hewlett-Packard Company to be held on Wednesday, March 19, 2014 at 2:00 p.m., local time, at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

This year, we are pleased to again be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2013 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2013 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Your vote is important. Regardless of whether you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of, and continued interest in, Hewlett-Packard Company.

Sincerely,

Ralph V. Whitworth	Margaret C. Whitman
Chairman of the Board	President and Chief Executive Officer

2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

HEWLETT-PACKARD COMPANY

3000 Hanover Street
Palo Alto, California 94304
(650) 857-1501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	2:00 p.m., local time, on Wednesday, March 19, 2014
Place	Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California
Items of Business	(1) To elect the 12 directors named in this proxy statement
(2) To ratify the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2014
(3) To conduct an advisory vote on executive compensation
(4) To consider and vote upon one stockholder proposal, if properly presented
(5) To consider such other business as may properly come before the meeting
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Record Date	You are entitled to vote only if you were a Hewlett-Packard Company stockholder as of the close of business on January 21, 2014.
Meeting Admission
You are entitled to attend the annual meeting only if you were a Hewlett-Packard Company stockholder as of the close of business on January 21, 2014 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through the Hewlett-Packard Company 401(k) Plan or the Hewlett-Packard Company 2011 Employee Stock Purchase Plan, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to January 21, 2014 or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.
The annual meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 12:30 p.m., local time, and you should allow ample time for the check-in procedures.
Voting
Your vote is very important. Regardless of whether you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers—Voting Information beginning on page 8 of the proxy statement.

By order of the Board of Directors,
JOHN F. SCHULTZ Executive Vice President, General Counsel and Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about February 3, 2014.

                Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 19, 2014. The proxy statement and Hewlett-Packard Company's 2013 Annual Report are available electronically at www.hp.com/investor/stockholdermeeting2014.

PROXY STATEMENT SUMMARY

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our 2013 Annual Report, which includes our Annual Report on Form 10-K. References to "Hewlett-Packard," "HP," "we," "us" or "our" refer to Hewlett-Packard Company.

 Annual Meeting of Stockholders

Time and Date	2:00 p.m., local time, on Wednesday, March 19, 2014
Place	Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California
Record Date	January 21, 2014

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendation
Election of directors	FOR EACH NOMINEE
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2014	FOR
Advisory vote to approve executive compensation	FOR
Stockholder proposal related to the formation of a Human Rights Committee	AGAINST

 Proposal No. 1—Director Nominees

              The following table provides summary information about each of the director nominees:

Name	Age	HP Director Since	Noteworthy Experience	Independent	Other Public/Investment Company Boards/ Current Affiliations
Marc L. Andreessen	42	2009	Co-Founder, AH Capital Management, LLC, doing business as Andreessen Horowitz	Yes	eBay Inc.; Facebook, Inc.
Shumeet Banerji	54	2011	Former Senior Partner, Booz & Company	Yes
Robert R. Bennett	55	2013	Managing Director, Hilltop Investments, LLC; former President, Discovery Holding Company	Yes	Demand Media, Inc.*; Discovery Communications, Inc.; Liberty Media Corporation; Sprint Corporation
Rajiv L. Gupta	68	2009	Chairman, Avantor Performance Materials, and Senior Advisor, New Mountain Capital, LLC; former Chairman and Chief Executive Officer, Rohm and Haas Company	Yes	Delphi Automotive, PLC; Tyco International Ltd.; The Vanguard Group
Raymond J. Lane	67	2010	Partner Emeritus, Kleiner Perkins Caufield & Byers	No
Ann M. Livermore	55	2011	Former Executive Vice President, Enterprise Business, Hewlett-Packard Company	No	United Parcel Service, Inc.
Raymond E. Ozzie	58	2013	Chief Executive Officer, Talko, Inc.; former Chief Software Architect, Microsoft Corporation	Yes
Gary M. Reiner	59	2011	Operating Partner, General Atlantic; former Senior Vice President and Chief Information Officer, General Electric Company	Yes	Citigroup Inc.
Patricia F. Russo	61	2011	Former Chief Executive Officer, Alcatel-Lucent	Yes	Alcoa, Inc.; General Motors Company; Merck & Co., Inc.; KKR Management LLC
James A. Skinner	69	2013	Non-Executive Chairman, Walgreen Co.; former Vice Chairman and Chief Executive Officer, McDonald's Corporation	Yes	Illinois Tool Works Inc.
Margaret C. Whitman	57	2011	President and Chief Executive Officer, Hewlett-Packard Company	No	The Procter & Gamble Company
Ralph V. Whitworth	58	2011	Principal, Relational Investors LLC	Yes

*
In January 2014, Mr. Bennett resigned from the board of directors of Demand Media, Inc. effective February 28, 2014.

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

              We are asking our stockholders to ratify the selection of Ernst & Young LLP ("EY") as our independent registered public accounting firm for fiscal 2014. Set forth below is a summary of EY's fees for services provided in fiscal 2013 and 2012:

	2013	2012
	In millions
Audit Fees	$34.9	$30.6
Audit-Related Fees	13.8	14.8
Tax Fees	5.0	3.2
All Other Fees	0.8	2.2

Total	$54.5	$50.8

 Proposal No. 3—Advisory Vote on Executive Compensation

              Our Board of Directors (the "Board") and HR and Compensation Committee of the Board are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. The table below summarizes key elements of our fiscal 2013 compensation programs relative to this philosophy.

ALIGNMENT WITH STOCKHOLDERS

Pay-for-Performance	Corporate Governance

• The majority of target total direct compensation for executives is performance-based as well as equity-based	• We generally do not enter into individual executive compensation agreements

• Total direct compensation is targeted at the median of our market	• We devote significant time to management succession planning and leadership development efforts

• Actual total direct compensation and pay positioning is designed to fluctuate with and be commensurate with actual performance	• We maintain a market-aligned severance policy for executives that does not have automatic single-trigger equity vesting upon a change in control

•

Incentive awards are heavily dependent upon our performance against objective financial metrics which we believe link either directly or indirectly to the creation of value for our stockholders. In addition, 25% of our target annual bonus is contingent upon the achievement of qualitative objectives that we believe will contribute to our long-term success

• The HR and Compensation Committee utilizes an independent compensation consultant

• We balance growth and return objectives, top and bottom line objectives, and short- and long-term objectives to reward for overall performance that does not over-emphasize a singular focus	• Our compensation programs do not encourage imprudent risk-taking

• A significant portion of our long-term incentives are delivered in the form of performance-contingent stock options which vest only if sustained stock price appreciation is achieved	• We disclose our performance goals and achievements relative to these goals

• We provide no special or supplemental pension benefits	• We conduct a robust stockholder outreach program throughout the year

• We validate our pay-for-performance relationship on an annual basis

              The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the HR and Compensation Committee has made under those programs and the factors considered in making those decisions, focusing on the compensation of our named executive officers ("NEOs") for fiscal 2013, who were:

  •
  Margaret C. Whitman, President and Chief Executive Officer ("CEO");

  •
  Catherine A. Lesjak, Executive Vice President and Chief Financial Officer;

  •
  William L. Veghte, Executive Vice President and General Manager, Enterprise Group;

  •
  Dion J. Weisler, Executive Vice President, Printing and Personal Systems Group;

  •
  Michael G. Nefkens, Executive Vice President, Enterprise Services; and

  •
  R. Todd Bradley, former Executive Vice President, Printing and Personal Systems Group.

              We believe that we have created a compensation program deserving of stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement.

Proposal No. 4—Stockholder Proposal Related to the Formation of a Human Rights Committee

              The Board recommends a vote AGAINST a stockholder proposal seeking to have us establish a Human Rights Committee of the Board. We believe the Nominating, Governance and Social Responsibility Committee of the Board already appropriately and effectively oversees our policies and efforts relating to human rights, so the establishment of an additional committee to oversee the same policies and practices is unnecessary and would not be in the best interests of our stockholders.

QUESTIONS AND ANSWERS

Proxy Materials

1.           Why am I receiving these materials?

              We have made these materials available to you over the Internet or delivered paper copies of these materials to you by mail in connection with our annual meeting of stockholders, which will take place on Wednesday, March 19, 2014. As a stockholder, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares. See Questions 15 and 16 below for information regarding how you can vote your shares in person at the annual meeting or by proxy (without attending the annual meeting).

2.           What is included in the proxy materials?

              The proxy materials include:

  •
  Our proxy statement for the annual meeting of stockholders; and

  •
  Our 2013 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2013.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see Questions 15 and 16 below for information regarding how you can vote your shares.

3.           What information is contained in this proxy statement?

              The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board and Board committees, the compensation of our directors and certain executive officers for fiscal 2013 and other required information.

4.           Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

              This year, we are pleased to be again using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of the Internet availability of the proxy materials. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

5.           Why didn't I receive a notice in the mail about the Internet availability of the proxy materials?

              We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice of the Internet availability of the proxy materials.

              In addition, we are providing notice of the Internet availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

6.           How can I access the proxy materials over the Internet?

              Your notice of the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

  •
  View our proxy materials for the annual meeting on the Internet; and

  •
  Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at www.hp.com/investor/stockholdermeeting2014.

              Your notice of the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

7.           How may I obtain a paper copy of the proxy materials?

              Stockholders receiving a notice of the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders receiving notice of the Internet availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

8.           I share an address with another stockholder, and we received only one paper copy of the proxy materials or notice of the Internet availability of the proxy materials. How may I obtain an additional copy?

              If you share an address with another stockholder, you may receive only one paper copy of the proxy materials or notice of the Internet availability of the proxy materials, as applicable, unless you have provided contrary instructions. If you wish to receive a separate set of the proxy materials or notice of the Internet availability of the proxy materials now, please request the additional copy by contacting Innisfree M&A Incorporated ("Innisfree") at:

(877) 750-5838 (U.S. and Canada)
(412) 232-3651 (International)
E-mail: info@innisfreema.com

A separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable, will be sent promptly following receipt of your request.

              If you are a stockholder of record and wish to receive a separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable, in the future, please contact our transfer agent. See Question 23 below.

              If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable, in the future, please call Broadridge Financial Solutions, Inc. at:

(800) 542-1061

              All stockholders also may write to HP at the address below to request a separate set of proxy materials or notice of the Internet availability of the proxy materials, as applicable:

NASDAQ OMX
Print and Distribution Ctr.
325 Donald Lynch Blvd
Marlborough, MA 01752

9.           What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

              You may receive more than one notice, more than one e-mail or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails).

10.         How may I obtain a copy of HP's 2013 Form 10-K and other financial information?

              Stockholders may request a free copy of our 2013 Annual Report, which includes our 2013 Form 10-K, from:

NASDAQ OMX
Print and Distribution Ctr.
325 Donald Lynch Blvd
Marlborough, MA 01752

www.hp.com/investor/informationrequest

Alternatively, stockholders can access the 2013 Annual Report on HP's Investor Relations website at:

www.hp.com/investor/home

              We also will furnish any exhibit to the 2013 Form 10-K if specifically requested.

Voting Information

11.         What proposals will be voted on at the annual meeting?

              Stockholders will vote on four proposals at the annual meeting:

  •
  The election to the Board of 12 director nominees;

  •
  The ratification of the appointment of our independent registered public accounting firm for the 2014 fiscal year;

  •
  The advisory vote to approve executive compensation; and

  •
  The consideration of one stockholder proposal, if properly presented.

              We also will consider any other business that properly comes before the annual meeting. See Question 27 below.

12.         How does the Board recommend that I vote?

              Our Board recommends that you vote your shares FOR each of the nominees for election to the Board, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the advisory approval of the compensation of our named executive officers, and AGAINST the stockholder proposal.

13.         What is the difference between holding shares as a stockholder of record and as a beneficial owner?

              Most of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  •
  Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to HP or to a third party, or to vote in person at the meeting.

  •
  Beneficial Owner—If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in "street name"), you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you will not be entitled to vote your beneficially-owned shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

14.         Who is entitled to vote and how many shares can I vote?

              Each holder of shares of HP common stock issued and outstanding as of the close of business on January 21, 2014, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, including shares purchased through our Dividend Reinvestment Plan and employee stock purchase plans, and shares held through our Direct Registration Service; and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee.

              On the record date, HP had approximately 1,902,452,591 shares of common stock issued and outstanding.

15.         How can I vote my shares in person at the annual meeting?

              Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

16.         How can I vote my shares without attending the annual meeting?

              Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

  •
  By Internet—Stockholders who have received a notice of the Internet availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received notice of the Internet availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

  •
  By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-866-209-1711 and following the instructions. Stockholders of record who have received a notice of the Internet availability of the proxy materials by mail must have the control number that appears on their notice available when voting. Stockholders of record who received notice of the Internet availability of the proxy materials by e-mail must have the control number included in the e-mail available when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those stockholders should check the voting instruction card for telephone voting availability.

  •
  By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

17.         What is the deadline for voting my shares?

              If you hold shares as the stockholder of record, or through the Hewlett-Packard Company 2011 Employee Stock Purchase Plan (the "ESPP"), your vote by proxy must be received before the polls close at the annual meeting.

              If you hold shares in the Hewlett-Packard Company 401(k) Plan (the "HP 401(k) Plan"), your voting instructions must be received by 11:59 p.m., Eastern time, on March 16, 2014 for the trustee to vote your shares.

              If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

18.         May I change my vote or revoke my proxy?

              You may change your vote or revoke your proxy at any time prior to the vote at the annual meeting, except that any change to your voting instructions for shares held in the HP 401(k) Plan must be provided by 11:59 p.m., Eastern time, on March 16, 2014 as described above.

              If you are the stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing a written notice of revocation to the Corporate Secretary at the address below in Question 31 prior to your shares being voted; or (3) attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

19.         Is my vote confidential?

              Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within HP or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to management.

20.         How are votes counted, and what affect do abstentions and broker non-votes have on the proposals?

              In the election of directors, you may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted. You also may cumulate your votes as described in Question 22 below.

              For the other items of business, you may vote "FOR," "AGAINST" or "ABSTAIN." For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.

              If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under the rules of the New York Stock Exchange, brokers, trustees or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal No. 2 (ratifying the appointment of the independent registered public accounting firm) is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

              If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, FOR the approval of the compensation of our named executive officers, and AGAINST the stockholder proposal).

              For any shares you hold in the HP 401(k) Plan, if your voting instructions are not received by 11:59 p.m., Eastern time, on March 16, 2014, your shares will be voted in proportion to the way the shares held by the other HP 401(k) Plan participants are voted, except as may be otherwise required by law.

21.         What is the voting requirement to approve each of the proposals?

              In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast for a nominee's election must exceed the number of votes cast against such nominee's election. Each nominee receiving more votes "for" his or her election than votes "against" his or her election will be elected. Approval of each of the other proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the annual meeting.

22.         Is cumulative voting permitted for the election of directors?

              In the election of directors, you may choose to cumulate your vote. Cumulative voting applies only to the election of directors and allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 12 directors to be elected at the annual meeting, you may allocate 1,200 "FOR" votes (12 times 100) among as few or as many of the 12 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee.

              If you are a stockholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, you will need to submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

              If you vote by proxy card or voting instruction card and sign your card with no further instructions, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

23.         What if I have questions for our transfer agent?

              Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Wells Fargo Bank, N.A.
Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
(800) 286-5977 (U.S. and Canada)
(651) 453-2122 (International)

              A dividend reinvestment and stock purchase program is also available through our transfer agent. For information about this program, please contact our transfer agent as follows:

Wells Fargo Bank, N.A.
Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
(800) 286-5977 (U.S. and Canada)
(651) 453-2122 (International)

Annual Meeting Information

24.         How can I attend the annual meeting?

              You are entitled to attend the annual meeting only if you were an HP stockholder or joint holder as of the close of business on January 21, 2014 or if you hold a valid proxy for the annual meeting. You must present photo identification for admittance. If you are a stockholder of record or hold your shares through the HP 401(k) Plan or the ESPP, your name will be verified against the list of stockholders of record or plan participants on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to January 21, 2014 or other similar evidence of ownership.

              If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting.

              The meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 12:30 p.m., local time, and you should allow ample time for the check-in procedures.

25.         How many shares must be present or represented to conduct business at the annual meeting?

              The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of HP common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in Question 20 are counted for the purpose of determining the presence of a quorum.

26.         What if a quorum is not present at the annual meeting?

              If a quorum is not present at the scheduled time of the annual meeting, then either the chairman of the Annual Meeting or the stockholders by vote the holders of a majority of the stock present in person or represented by proxy at the annual meeting are authorized by our Bylaws to adjourn the annual meeting until a quorum is present or represented.

27.         What happens if additional matters are presented at the annual meeting?

              Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees named in this proxy statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

28.         Who will serve as inspector of elections?

              The inspector of elections will be a representative from an independent firm, IVS Associates, Inc.

29.         Where can I find the voting results of the annual meeting?

              We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

30.         Who will bear the cost of soliciting votes for the annual meeting?

              HP is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Innisfree to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Innisfree a base fee of $20,000 plus customary costs and expenses for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Stockholder Proposals, Director Nominations and Related Bylaw Provisions

31.         What is the deadline to propose actions (other than director nominations) for consideration at next year's annual meeting of stockholders?

              You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than October 6, 2014. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Fax: (650) 857-4837

              For a stockholder proposal that is not intended to be included in our proxy statement for next year's annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

  •
  Not earlier than the close of business on November 19, 2014; and

  •
  Not later than the close of business on December 19, 2014.

              If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

  •
  90 days prior to the meeting; and

  •
  10 days after public announcement of the meeting date.

              Deadlines for the nomination of director candidates are discussed in Question 33 below.

32.         How may I recommend individuals to serve as directors and what is the deadline for a director recommendation?

              You may recommend director candidates for consideration by the Nominating, Governance and Social Responsibility Committee. Any such recommendations should include verification of the stockholder status of the person submitting the recommendation and the nominee's name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth in Question 31 above. See "Proposal No. 1—Election of Directors—Director Nominee Experience and Qualifications" for more information regarding our Board membership criteria.

              A stockholder may send a recommended director candidate's name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the issuance of the proxy statement for our annual meeting.

33.         How may I nominate individuals to serve as directors and what are the deadlines for a director nomination?

              Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year's annual meeting, in general the notice must be received by the Corporate Secretary between the close of business on November 19, 2014 and the close of business on December 19, 2014, unless the annual meeting is moved by more than 30 days before or 60 days after the anniversary of the prior year's annual meeting, in which case the deadline will be as described in Question 31 above.

              In addition, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of HP's outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of HP common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year's annual meeting must be received by the Corporate Secretary:

  •
  Not earlier than the close of business on October 20, 2014; and

  •
  Not later than the close of business on November 19, 2014.

34.         How may I obtain a copy of the provisions of our Bylaws regarding stockholder proposals and director nominations?

              You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws also are available on our website at www.hp.com/hpinfo/investor/bylaws.

Further Questions

35.         Who can help answer my questions?

              If you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders: (877) 750-5838 (U.S. and Canada)
(412) 232-3651 (International)
Banks and brokers (call collect):
(212) 750-5833

CORPORATE GOVERNANCE

Corporate Governance Highlights

              We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business, creating stockholder value and maintaining our integrity in the marketplace.

              Stockholder input has been valuable as we continue to evolve our corporate governance policies and practices. Our Board and our management are committed to continued active engagement with our stockholders throughout the year and taking that feedback into account as we continue to evolve those policies and practices. The following examples highlight the variety of changes we made during the past year to strengthen our corporate governance policies and practices:

  •
  Added New Board Talent.    We have evolved the composition of the Board using selection criteria such as high professional and personal ethics and values consistent with our longstanding values and standards, broad policy-making experience and a commitment to enhancing stockholder value to identify director candidates. In July 2013, Mr. Bennett, Mr. Ozzie and Mr. Skinner were elected to the Board, adding fresh talent and perspective as well as significant financial, technology and operational experience. For example:

  •
  Mr. Bennett previously served as the President and Chief Executive Officer of Liberty Media Corporation and has held various financial management positions during the course of his career. Mr. Bennett brings, among other skills and experience, added financial expertise to the Board. As part of the Board's governance outreach program with stockholders, Mr. Bennett was recommended by a stockholder.

  •
  Mr. Ozzie previously served as the Chief Software Architect of Microsoft Corporation and is a founder and the Chief Executive Officer of Talko Inc. Mr. Ozzie brings significant experience in the technology industry to the Board as we continue our efforts at innovation.

  •
  Mr. Skinner previously served as the Vice Chairman and Chief Executive Officer of McDonald's Corporation and is currently the non-executive Chairman of Walgreen Co. Mr. Skinner brings a depth of understanding of the strategic, operational and financial issues facing large global public companies to the Board.

  •
  Designated Non-Executive Chairman.    In April 2013, the Board designated Mr. Whitworth as the independent, non-executive Chairman of the Board on an interim basis. The Board's preferred governance structure is to separate the roles of Chairman and CEO because it allows our CEO to focus primarily on our business strategy and operations, while leveraging the experience of the Chairman.

  •
  Implemented Proxy Access.    We were one of the first U.S. companies to implement stockholder proxy access. At our 2013 annual meeting of stockholders, we proposed an amendment to our bylaws that would permit stockholders satisfying certain eligibility requirements to include stockholder-nominated director candidates in HP's proxy materials. Stockholders generally supported this proposal, which was approved by the holders of approximately 68% of the outstanding shares.

  •
  Eliminated Supermajority Voting Thresholds.    In response to feedback from stockholders, the Board approved an amendment to our Bylaws to replace the two-thirds supermajority voting threshold in our Bylaws for stockholders to amend certain sections of our Bylaws with a lower majority of outstanding shares voting threshold. Neither our Bylaws nor our charter require a greater than a majority vote on any matter put to a vote of stockholders.

  •
  Implemented a Comprehensive Governance Outreach Program.    In 2013, we implemented a more comprehensive governance outreach program aimed at (i) engaging in proactive outreach with stockholders and key advisory groups, (ii) enhancing relationships with our institutional stockholders' governance representatives, (iii) providing improved transparency into our efforts to improve and deliver results for our stockholders, and (iv) providing more avenues of outreach to all stockholders. As part of this governance outreach program, we conducted a governance roadshow enabling several of our directors to meet directly with major stockholders, and we initiated a director video interview series through which directors address specific issues of importance to stockholders, such as capital allocation, board dynamics and our overall compensation philosophy, via pre-recorded videos posted on our website.

              The Board is committed to continuing its active engagement with stockholders, and evaluating and improving our corporate governance policies and practices. During 2014, the Board is planning to:

  •
  Continue to evolve the Board and search for the next Chairman of the Board.

  •
  Continue to engage with stockholders both directly and through the ongoing video interview series.

  •
  Continue to seek and encourage feedback from stockholders about our corporate governance practices by conducting additional governance outreach throughout the year.

              We maintain a code of business conduct and ethics for directors, officers and employees, known as our Standards of Business Conduct. We also have adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and respective charters of the Board committees, form the framework for our governance. All of these documents are available at www.hp.com/investor/corpgovernance/highlights for review, downloading and printing. We will post on this website any amendments to the Standards of Business Conduct or waivers of the Standards of Business Conduct for directors and executive officers. Stockholders may request free printed copies of our Certificate of Incorporation, Bylaws, Standards of Business Conduct, Corporate Governance Guidelines and charters of the committees of the Board by contacting:

Hewlett-Packard Company
Attention: Investor Relations
3000 Hanover Street
Palo Alto, California 94304
(866) 869-5335
www.hp.com/investor/home

Board Leadership Structure

              The Board is currently led by Ralph V. Whitworth as the non-executive Chairman of the Board on an interim basis. This reflects the Board's preferred governance structure of a separate Chairman and CEO, but the Board's leadership structure may vary in the future as circumstances warrant. The Board believes that this structure best serves the interests of stockholders because it allows our CEO to focus primarily on our business strategy and operations, while leveraging the experience of the Chairman. In connection with Mr. Whitworth's designation as an independent, non-executive Chairman of the Board on an interim basis, the Board eliminated the role of Lead Independent Director effective April 4, 2013. Rajiv L. Gupta served as Lead Independent Director from November 2011 until April 2013, and he continues to serve as a member of the Board.

              The Chairman presides at all meetings of the Board, including at executive sessions of the independent directors. The Chairman, with the CEO and in consultation with the other directors, schedules and sets the agenda for meetings of the Board. The Chairman oversees the planning of the annual Board calendar, approves information sent to the Board and assists the Chairs of the Board committees in preparing agendas for the respective committee meetings. In addition, the Chairman provides guidance and oversight to management, helps with the formulation and implementation of our strategic plans and acts as the Board's liaison to management. The Chairman also has the authority to call additional executive sessions of the independent directors and to encourage direct dialogue between all directors and management. The Chairman also chairs our annual meeting of stockholders, is available to speak on behalf of the Board in limited circumstances, and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board from time to time.

Board Structure and Committee Composition

              In July 2013, the Board approved an amendment to our Bylaws increasing the number of directors on the Board from nine to 12. As of the date of this proxy statement, the Board has 12 directors and the following five standing committees: (1) Audit; (2) Finance and Investment; (3) HR and Compensation (the "HRC Committee"); (4) Nominating, Governance and Social Responsibility (the "NGSR Committee"); and (5) Technology. The current committee membership, the number of meetings held during the last fiscal year and the function of each of these standing committees are described below. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.hp.com/investor/board_charters. The Board and each of the committees has the authority to retain, terminate and receive appropriate funding from us for outside advisors as the Board and/or each committee deems necessary.

              During fiscal 2013, the Board held nine meetings, six of which included executive sessions. Each incumbent director serving during fiscal 2013 attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director.

              Directors are encouraged to attend our annual meeting of stockholders. Of the 11 then-current directors, nine attended the last annual meeting of stockholders, all of whom were standing for election at that meeting.

Name of Director	Audit	Finance and Investment	HR and Compensation	Nominating, Governance and Social Responsibility	Technology
Non-Employee Directors
Marc L. Andreessen		Member	*	*	Chair
Shumeet Banerji	Member	Member	Member
Robert R. Bennett(1)	Member	Member
Rajiv L. Gupta(2)	Chair			Member
Raymond J. Lane(3)		Member			Member
Raymond E. Ozzie(4)		Member			Member
Gary M. Reiner	*	*		Chair	Member
Patricia F. Russo			Chair	Member	*
James A. Skinner(5)	Member		Member	Member
Ralph V. Whitworth(6)		Chair	Member	Member
Employee Directors
Ann M. Livermore		Member			Member
Margaret C. Whitman
Former Directors
John H. Hammergren(7)		*	*
G. Kennedy Thompson(7)	*	*		*
Number of Meetings in Fiscal 2013	14	7	8	11	5

*
Former Committee Chair or member.

(1)
Mr. Bennett was elected to the Board and appointed to the Audit Committee and the Finance and Investment Committee of the Board effective July 15, 2013.

(2)
Mr. Gupta served as Lead Independent Director until the Board eliminated the role effective April 4, 2013. He continues to serve as a member of the Board.

(3)
Mr. Lane resigned as executive Chairman of the Board effective April 4, 2013 and continues to serve as a member of the Board.

(4)
Mr. Ozzie was elected to the Board and appointed to the Finance and Investment Committee and the Technology Committee effective July 15, 2013.

(5)
Mr. Skinner was elected to the Board and appointed to the Audit Committee, the HRC Committee and the NGSR Committee effective July 15, 2013.

(6)
Mr. Whitworth was designated as the non-executive Chairman of the Board on an interim basis effective April 4, 2013.

(7)
Mr. Hammergren and Mr. Thompson resigned from the Board effective May 24, 2013.

Audit Committee

              We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent registered public accounting firm, the performance of our internal audit function, and risk assessment and risk management. The Audit Committee is directly responsible for appointing, overseeing the work of, and evaluating and determining the compensation of the independent registered public accounting firm. The Audit Committee also, among other things, prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews its charter and performance; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; reviews regulatory and accounting initiatives and off-balance sheet structures; oversees our compliance programs with respect to legal and regulatory requirements; oversees investigations into complaints concerning the federal securities laws; and reviews risks facing HP and management's approach to addressing these risks, including significant risks or exposures relating to litigation and other proceedings and regulatory matters that may have a significant impact on our financial statements, and discusses policies with respect to risk assessment and risk management. The Audit Committee works closely with management as well as the independent registered public accounting firm.

              The Board determined that each of Mr. Gupta, chair of the Audit Committee, and Audit Committee members Mr. Banerji, Mr. Bennett, and Mr. Skinner is independent within the meaning of the New York Stock Exchange ("NYSE") standards of independence for directors and audit committee members and has satisfied the NYSE financial literacy requirements. The Board also determined that each of them is an "audit committee financial expert" as defined by the SEC rules.

              The report of the Audit Committee is included on page 98.

Finance and Investment Committee

              The Finance and Investment Committee provides oversight to the finance and investment functions of HP. The Finance and Investment Committee reviews or oversees significant treasury matters such as capital structure and allocation strategy, derivative policy, global liquidity, fixed income investments, borrowings, currency exposure, dividend policy, share issuances and repurchases, and capital spending; oversees our loans and loan guarantees of third-party debt and obligations; reviews our Financial Services' capitalization and operations, including residual and credit management, risk concentration, and return on invested capital; and reviews the activities of our Investor Relations department. The Finance and Investment Committee also assists the Board in evaluating investment, acquisition, enterprise services, joint venture and divestiture transactions in which we engage as part of our business strategy from time to time and reports and makes recommendations to the Board as to scope, direction, quality, investment levels and execution of such transactions; evaluates and revises our approval policies with respect to such transactions; oversees our integration planning and execution and the financial results of such transactions after integration; evaluates the execution, financial results and integration of our completed transactions; annually review and approve certain swaps and other derivative transactions; and oversees and approves our strategic alliances.

HR and Compensation Committee

              The HRC Committee discharges the Board's responsibilities relating to the compensation of our executives and directors; reviews and approves the Compensation Discussion and Analysis required by the SEC for inclusion in the annual proxy statement; provides general oversight of our total rewards compensation structure; reviews and provides guidance on our human resources programs; and retains and approves retention terms of the HRC Committee's compensation consultants and other compensation experts. Other specific duties and responsibilities of the HRC Committee include reviewing senior management selection and overseeing succession planning, including reviewing the leadership development process; reviewing and approving objectives relevant to executive officer compensation and evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements and policies for executive officers; overseeing our equity and incentive compensation plans; overseeing non-equity-based benefit plans and approving any changes to such plans involving a material financial commitment by HP; monitoring workforce management programs; establishing compensation policies and practices for service on the Board and its committees, including annually reviewing the appropriate level of director compensation and recommending to the Board any changes to that compensation; adopting and monitoring compliance with stock ownership guidelines and policies for directors and executive officers; annually assessing whether the work of compensation consultants has raised any conflict of interest; and annually evaluating its performance and its charter. The HRC Committee may create a subcommittee consisting of one or more of its members and may delegate any of its duties and responsibilities to such subcommittee, unless otherwise prohibited by applicable laws or listing standards. In addition, the HRC Committee may delegate any of its duties and responsibilities, including the administration of equity incentive or employee benefit plans, to one or more of its members, to one or more other directors, or to one or more other persons, unless otherwise prohibited by applicable laws or listing standards.

              The Board determined that each of Ms. Russo, chair of the HRC Committee, and the HRC Committee Members, Mr. Banerji, Mr. Skinner and Mr. Whitworth, is independent within the meaning of the NYSE standards of independence for directors and compensation committee members.

Compensation Committee Interlocks and Insider Participation

              No person who served as a member of the HRC Committee during fiscal 2013 was or is an officer or employee of HP. During fiscal 2013, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our HRC Committee.

Nominating, Governance and Social Responsibility Committee

              The NGSR Committee identifies and recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and regularly reviews corporate governance principles, including our Corporate Governance Guidelines and related policies, for approval by the Board; oversees the organization of the Board to discharge the Board's duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance matters. Other specific duties and responsibilities of the NGSR Committee include annually assessing the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; identifying and recruiting new directors and considering candidates proposed by stockholders; recommending assignments of directors to Board committees; conducting a review of director independence and financial literacy and expertise of Audit Committee members; and overseeing director orientation and continuing education. The NGSR Committee also reviews proposed changes to our Certificate of Incorporation, Bylaws and Board committee charters; assesses and makes recommendations regarding stockholder rights plans or other stockholder protections, as appropriate; establishes policies and procedures for the review and approval of related-person transactions and conflicts of interest, including the review and approval of all potential "related-person transactions" as defined under SEC rules; reviews and approves the designation of any employee directors or executive officers for purposes of Section 16 of the Exchange Act (the "Section 16 officers") standing for election for outside for-profit boards of directors; reviews stockholder proposals and recommends Board responses; oversees the annual self-evaluation of the Board and its committees; oversees the annual evaluation of the CEO conducted by Chairman, in conjunction with the HRC Committee, with input from all Board members; oversees the HRC Committee's evaluation of senior management; and reviews requests for indemnification under our Bylaws. In addition, the NGSR Committee identifies, evaluates and monitors social, political and environmental trends, issues, concerns, legislative proposals and regulatory developments that could significantly affect the public affairs of HP; reviews, assesses, reports and provides guidance to management and the full Board relating to activities, policies and programs with respect to public policy matters; may review, assess, report and provide guidance to management the Board regarding our policies and programs relating to global citizenship (which includes, among other things, human rights, privacy, sustainability and corporate social responsibility) and the impact of our operations on employees, customers, suppliers, partners and communities worldwide, as well as review our annual Global Citizenship Report; and oversees the HP Political Action Committee and the policies relating to, and the manner in which we conduct, our government affairs activities.

Technology Committee

              The Technology Committee assesses the health of our technology strategies and the scope and quality of our intellectual property. The Technology Committee makes recommendations to the Board as to scope, direction, quality, investment levels and execution of our technology strategies; oversees the execution of technology strategies formulated by management; provides guidance on technology as it may pertain to, among other things, market entry and exit, investments, mergers, acquisitions and divestitures, new business divisions and spin-offs, research and development investments, and key competitor and partnership strategies; and reviews and makes recommendations on proposed investment, acquisition, joint venture and divestiture transactions with a value of at least $200 million that involve technology pursuant to our mergers and acquisitions approval policies.

Board Risk Oversight

              The Board, with the assistance of committees of the Board as discussed below, reviews and oversees our enterprise risk management ("ERM") program, which is an enterprise-wide program designed to enable effective and efficient identification of and management visibility into critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, to bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels, and to facilitate appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of our enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments, and incorporating information regarding specific categories of risk gathered from various internal HP organizations. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee.

              The Board oversees management's implementation of the ERM program, including reviewing our enterprise risk portfolio and evaluating management's approach to addressing identified risks. Various other committees of the Board also have responsibilities for oversight of risk management that supplement the ERM program. For example, the HRC Committee considers the risks associated with our compensation policies and practices as discussed below, the Finance and Investment Committee is responsible for overseeing financial risks, and the NGSR Committee oversees risks associated with our governance structure and processes. The Board is kept informed of its committees' risk oversight and related activities primarily through reports of the committee chairmen to the full Board. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to keep the Board appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Compensation Risk Assessment

              During fiscal 2013, we undertook a review of our material compensation processes, policies and programs for all employees and determined that our compensation programs and practices are not reasonably likely to have a material adverse effect on HP. In conducting this assessment, we reviewed our compensation risk infrastructure, including our material plans, our risk control systems and governance structure, the design and oversight of our compensation programs and the developments, improvements and other changes made to those programs since fiscal 2012, and presented a summary of the findings to the HRC Committee. Overall, we believe that our programs generally contain a balance of fixed and variable features and short- and long-term incentives, as well as complementary metrics and reasonable, performance-based goals with linear payout curves under most plans. We believe that these factors, combined with effective management oversight, operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs.

Director Independence

              Our Corporate Governance Guidelines provide that a substantial majority of the Board will consist of independent directors and that the Board can include no more than three directors who are not independent directors. These standards are available on our website at www.hp.com/investor/director_standards. Our director independence standards reflect the NYSE corporate governance listing standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the applicable listing standards and each member of the HRC Committee meets the heightened independence standards required for compensation committee members under the applicable listing standards.

              Under our Corporate Governance Guidelines, a director will not be considered independent in the following circumstances:

    (1)
    The director is, or has been within the last three years, an employee of HP, or an immediate family member of the director is, or has been within the last three years, an executive officer of HP.

    (2)
    The director has been employed as an executive officer of HP, its subsidiaries or affiliates within the last five years.

    (3)
    The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from HP, other than compensation for Board service, compensation received by a director's immediate family member for service as a non-executive employee of HP, and pension or other forms of deferred compensation for prior service with HP that is not contingent on continued service.

    (4)
    (A) The director or an immediate family member is a current partner of the firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

    (5)
    The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on that company's compensation committee.

    (6)
    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, HP for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

    (7)
    The director is affiliated with a charitable organization that receives significant contributions from HP.

    (8)
    The director has a personal services contract with HP or an executive officer of HP.

              For these purposes, an "immediate family member" includes a director's spouse, parents, step-parents, children, step-children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and any person (other than tenants or employees) who shares the director's home.

              In determining independence, the Board reviews whether directors have any material relationship with HP. An independent director must not have any material relationship with HP, either directly or as a partner, stockholder or officer of an organization that has a relationship with HP, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the materiality of a director's relationship to HP, the Board considers all relevant facts and circumstances, including consideration of the issues from the director's standpoint and from the perspective of the persons or organizations with which the director has an affiliation, and is guided by the standards set forth above.

              In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2011 between HP and entities associated with the independent directors or their immediate family members. The Board's independence determinations included consideration of the following transactions:

  •
  During fiscal 2013, each of Mr. Banerji and Mr. Hammergren was an executive officer of a company with which HP entered into transactions for the purchase and sale of goods and services in the ordinary course of its business during the past three fiscal years. The amount that HP paid in each of the last three fiscal years to each of these companies, and the amount received in each fiscal year by HP from each company, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of the recipient's consolidated gross revenues.

  •
  Each of Mr. Andreessen, Mr. Banerji, Mr. Gupta, Mr. Reiner, Ms. Russo, and Mr. Whitworth, or one of their immediate family members, is a non-employee director, trustee or advisory board member of another company that did business with HP at some time during the past three fiscal years. These business relationships were as a supplier or purchaser of goods or services in the ordinary course of business.

  •
  Each of Mr. Andreessen and Mr. Banerji, or one of their immediate family members, serves as a non-employee director, trustee or advisory board member for one or more charitable institutions to which HP has made charitable contributions during the previous three fiscal years. Contributions by HP (including employee-matching contributions and discretionary contributions by HP) to each charitable institution other than Stanford Hospital and Clinics did not exceed $100,000 in any of the previous three fiscal years. Since the beginning of fiscal 2011, contributions by HP (including employee-matching contributions and discretionary contributions by HP) to Stanford Hospital and Clinics totaled approximately $11,700,000. Mr. Andreessen is a member of the board of directors of Stanford Hospital and Clinics.

              As a result of this review, the Board has determined the transactions described above would not reasonably impair the director's ability to act in our stockholders' best interest. The Board has also determined that, with the exception of Mr. Lane, each current non-employee director, including Mr. Andreessen, Mr. Banerji, Mr. Bennett, Mr. Gupta, Mr. Ozzie, Mr. Reiner, Ms. Russo, Mr. Skinner and Mr. Whitworth, and each of the members of the Audit Committee, the HRC Committee and the NGSR Committee, has no material relationship with HP (either directly or as a partner, stockholder or officer of an organization that has a relationship with HP) and is independent within the meaning of our director independence standards. In addition, the Board has determined that Mr. Hammergren and Mr. Thompson, each of whom served on the Board during fiscal 2013, were independent directors. The Board has determined that Mr. Lane is not independent because of his former role as executive Chairman, Ms. Livermore is not independent because she is an employee of HP and was an executive officer of HP within the last five fiscal years, and Ms. Whitman is not independent because of her status as our current President and CEO.

Executive Sessions

              During fiscal 2013, the directors met in executive session six times, of which five included an additional executive session of the non-management directors and at least one included an additional executive session of only the independent directors. Mr. Gupta, who was serving as Lead Independent Director, scheduled and chaired each executive session held prior to April 4, 2013. In connection with the designation of Mr. Whitworth as an independent, non-executive Chairman of the Board, the Board eliminated the role of Lead Independent Director effective April 4, 2013. Thereafter, Mr. Whitworth scheduled and chaired each executive session held during the remainder of fiscal 2013. Any independent director may request that an additional executive session be scheduled.

Director Nominees

Stockholder Recommendations

              The policy of the NGSR Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under "Identifying and Evaluating Candidates for Directors." In evaluating such recommendations, the NGSR Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under "Proposal No. 1 Proposals to be Voted on—Election of Directors—Director Nominee Experience and Qualifications." Any stockholder recommendations submitted for consideration by the NGSR Committee should include verification of the stockholder status of the person submitting the recommendation and the recommended candidate's name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Fax: (650) 857-4837

Stockholder Nominations

              In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and, under certain circumstances, to include their nominees in the HP proxy statement. For a description of the process for nominating directors in accordance with our Bylaws, see "Questions and Answers—Stockholder Proposals, Director Nominations and Related Bylaw Provisions—How may I recommend individuals to serve as directors and what is the deadline for a director recommendation?"

Identifying and Evaluating Candidates for Directors

              The NGSR Committee uses a variety of methods for identifying and evaluating nominees for director. The NGSR Committee, in consultation with the Chairman, regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the NGSR Committee considers various potential candidates for director. Candidates may come to the attention of the NGSR Committee through current Board members, professional search firms, stockholders or other persons. Identified candidates are evaluated at regular or special meetings of the NGSR Committee and may be considered at any point during the year. As described above, the NGSR considers properly submitted stockholder recommendations of candidates for the Board to be included in our proxy statement. Following verification of the stockholder status of individuals proposing candidates, recommendations are considered collectively by the NGSR Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the NGSR Committee. The NGSR Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the NGSR Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

              We engage a professional search firm on an ongoing basis to identify and assist the NGSR Committee in identifying, evaluating and conducting due diligence on potential director nominees. The three directors who joined the Board since the last annual meeting of stockholders, Mr. Bennett was identified by a stockholder, Mr. Ozzie was identified by a director and Mr. Skinner was identified by a professional search firm.

 Board Policy Regarding Voting for Directors

              Our Bylaws provide for a majority vote standard in the election of directors, meaning that, for a nominee to be elected, the number of shares voted "for" the nominee must exceed the votes cast "against" the nominee's election. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of votes "against" his or her election than votes "for" such election will tender his or her resignation for consideration by the NGSR Committee. The NGSR Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Communications with the Board

              Individuals may communicate with the Board by contacting:

Secretary to the Board of Directors
3000 Hanover Street, MS 1050
Palo Alto, California 94304
e-mail: bod@hp.com

              All directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or to individual directors, as appropriate. Our independent directors have requested that certain items that are unrelated to the Board's duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

              Communications that are intended specifically for the Chairman of the Board, the independent directors or the non-employee directors should be sent to the e-mail address or street address noted above, to the attention of the Chairman of the Board.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

              Employee directors do not receive any separate compensation for their Board activities. In fiscal 2013, non-employee directors received the compensation described below.

              Each non-employee director serving during fiscal 2013 was entitled to receive an annual cash retainer of $100,000. Non-employee directors may elect to defer up to 50% of their annual cash retainer, and, in lieu of the annual cash retainer, non-employee directors may elect to receive an equivalent amount of securities.

              Each non-employee director was also entitled to receive an annual equity retainer of $175,000 for service during fiscal 2013. Under special circumstances, the annual equity retainer may be paid in cash. Typically, the annual equity retainer is paid at the election of the director either entirely in restricted stock units ("RSUs") or in equal amounts of RSUs and stock options. Non-employee directors may elect to defer all or a portion of any RSUs received as an annual equity retainer; however, non-employee directors may not defer any stock options received as an annual equity retainer. The number of shares subject to the RSU awards is determined based on the fair market value of our stock on the grant date, and the number of shares subject to the stock option awards is determined as of the grant date based on a Black-Scholes-Merton option pricing formula. Non-employee directors are entitled to receive dividend equivalent units with respect to RSUs. RSUs and stock options generally vest after one year from the date of grant.

              In addition to the annual cash and equity retainers, non-employee directors who served as chairs of standing committees during fiscal 2013 received a retainer for such service in the amount of $20,000 for the chair of the Audit Committee, $15,000 for the chair of the HRC Committee, and $10,000 for the chair of the other Board committees. Each non-employee director receives $2,000 for Board meetings attended in excess of ten per Board term (which begins in March and ends the following February), and $2,000 for each committee meeting attended in excess of a total of ten meetings of each committee per Board term.

              Non-employee directors are reimbursed for their expenses in connection with attending Board meetings (including expenses related to spouses when spouses are invited to attend Board events), and non-employee directors may use the company aircraft for travel to and from Board meetings and other company events. Each non-employee director also is eligible to participate in the product matching portion of the HP Employee Giving Program under which each non-employee director may contribute up to $100,000 worth of our products each year to a qualified charity by paying 25% of the list price of those products, with HP contributing the remaining cost.

 Fiscal 2013 Director Compensation

              The following table provides information on compensation for directors who served during fiscal 2013:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Marc L. Andreessen	10,000	275,020	—	—	285,020
Shumeet Banerji	2,000	275,020	—	798	277,818
Robert R. Bennett(4)	29,863	109,818	—	—	139,681
Rajiv L. Gupta	136,730	87,517	87,641	33,098	344,986
Raymond J. Lane(5)	—	275,020	—	—	275,020
Ann M. Livermore(6)	—	—	—	—	—
Raymond E. Ozzie(4)	29,863	109,818	—	—	139,681
Gary M. Reiner	11,708	137,510	137,719	—	286,937
Patricia F. Russo	115,000	175,014	—	—	290,014
James A. Skinner(4)	29,863	109,818	—	—	139,681
Margaret C. Whitman(7)	—	—	—	—	—
Ralph V. Whitworth	107,708	175,014	—	—	282,722
John H. Hammergren(8)	4,292	18,100	—	21,831	44,223
G. Kennedy Thompson(8)	12,585	18,100	—	—	30,685

(1)
For purposes of determining director compensation, the term of office for directors begins in March and ends the following February, which does not coincide with our November through October fiscal year. Cash amounts included in the table above represent the portion of the annual retainers, committee chair fees, Lead Independent Director fees, Non-Executive Chairman fees and additional meeting fees earned with respect to service during fiscal 2013. See "Additional Information about Fees Earned or Paid in Cash in Fiscal 2013" below.

(2)
Represents the grant date fair value of stock options and stock awards granted in fiscal 2013 calculated in accordance with applicable accounting standards relating to share-based payment awards. For awards of RSUs, that amount is calculated by multiplying the closing price of HP's stock on the date of grant by the number of units awarded. For option awards, that amount is calculated by multiplying the Black-Scholes-Merton value determined as of the date of grant by the number of options awarded. For information on the assumptions used to calculate the value of the stock awards, refer to Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as filed with the SEC on December 30, 2013. See "Additional Information about Non-Employee Director Equity Awards" below.

(3)
Amounts in this column represent the cost to HP of product donations made on behalf of non-employee directors.

(4)
Mr. Bennett, Mr. Ozzie and Mr. Skinner were elected to the Board effective July 15, 2013. Accordingly, the dollar amounts shown reflect pro-rated fees earned for service during the portion of the first eight months of the March 2013 through February 2014 Board term.

(5)
In fiscal 2011, Mr. Lane received a special equity award in connection with his appointment as executive Chairman of the Board. During fiscal 2012, the independent members of the Board determined that, because of that award, Mr. Lane would not receive an annual retainer for the March 2012 through February 2013 Board term. Effective April 4, 2013, Mr. Lane resigned as executive Chairman of the Board.

(6)
Ms. Livermore was throughout fiscal 2013 and continues to be an employee of HP and in that capacity performs various tasks and works on special projects, including acting as an advisor to the CEO. Accordingly, Ms. Livermore did not receive any separate compensation for her Board service. However, Ms. Livermore was paid $850,033 in base salary, received bonuses totaling $1,352,140 and received other compensation totaling $39,514 with respect to her employment with HP during fiscal 2013. Ms. Livermore also participated in HP's benefit programs during fiscal 2013. Following the appointment of Ms. Whitman as CEO, Ms. Livermore's continued employment was determined to be critical for purposes of providing executive support, and the arrangement under which she remains employed contemplates that she will continue to receive base pay and be eligible to receive an annual bonus.

(7)
Ms. Whitman served as President and CEO of HP throughout fiscal 2013. Accordingly, she did not receive any compensation for her Board service.

(8)
Mr. Hammergren and Mr. Thompson resigned from the Board effective May 24, 2013. Accordingly, the dollar amounts shown reflect fees earned for service during the last four months of the March 2012 through February 2013 Board term and pro-rated fees earned for service during the portion of the first eight months of the March 2013 through February 2014 Board term.

Additional Information about Fees Earned or Paid in Cash in Fiscal 2013

              The following table provides additional information about fees earned or paid in cash to non-employee directors in fiscal 2013:

Name	Annual Retainers(1) ($)	Committee Chair/ Lead Independent Director Fees(2) ($)	Additional Meeting Fees(3) ($)	Total ($)
Marc L. Andreessen	—	10,000	—	10,000
Shumeet Banerji	—	—	2,000	2,000
Robert R. Bennett(4)	29,863	—	—	29,863
Rajiv L. Gupta(5)	100,000	30,730	6,000	136,730
Raymond J. Lane	—	—	—	—
Raymond E. Ozzie(4)	29,863	—	—	29,863
Gary M. Reiner(6)	—	5,708	6,000	11,708
Patricia F. Russo	100,000	15,000	—	115,000
James A. Skinner(4)	29,863	—	—	29,863
Ralph V. Whitworth(7)	100,000	5,708	2,000	107,708
John H. Hammergren(8)	—	4,292	—	4,292
G. Kennedy Thompson(9)	—	8,585	4,000	12,585

(1)
The term of office for directors begins in March and ends the following February, which does not coincide with HP's November through October fiscal year. The dollar amounts shown include cash annual retainers earned for service during the last four months of the

March 2012 through February 2013 Board term and cash annual retainers earned for service during the first eight months of the March 2013 through February 2014 Board term.

(2)
Committee chair fees are calculated based on service during each Board term. The dollar amounts shown include such fees earned for service during the last four months of the March 2012 through February 2013 Board term and fees earned for service during the first eight months of the March 2013 through February 2014 Board term.

(3)
Additional meeting fees are calculated based on the number of designated Board meetings and the number of committee meetings attended during each Board term. The dollar amounts shown include additional meeting fees earned for meetings attended during the last four months of the March 2012 through February 2013 Board term and additional meeting fees earned for meetings attended during the first eight months of the March 2013 through February 2014 Board term.

(4)
Mr. Bennett, Mr. Ozzie and Mr. Skinner were each elected to the Board effective July 15, 2013. Their pro-rated annual retainer for service as non-employee directors from that date until the end of fiscal 2013 was paid in cash.

(5)
Mr. Gupta served as Lead Independent Director of the Board from November 2011 to April 2013. The Board eliminated the role of Lead Independent Director effective April 4, 2013 in connection with the designation of Mr. Whitworth as an independent, non-executive Chairman of the Board and Mr. Gupta continued to serve as a member of the Board. The $30,730 reported in this row for Mr. Gupta represents $15,023 paid for his service as Lead Independent Director for a portion of fiscal 2013, $11,415 paid for his service as chair of the Audit Committee during a portion of fiscal 2013 and $4,292 paid for his service as chair of the NGSR Committee during a portion of fiscal 2013.

(6)
The amount paid to Mr. Reiner as committee chair fees represents the amount paid for his service as chair of the NGSR Committee during a portion of fiscal 2013.

(7)
The amount paid to Mr. Whitworth as committee chair fees represents the amount paid for his service as chair of the Finance and Investment Committee during a portion of fiscal 2013.

(8)
Mr. Hammergren resigned from the Board effective May 24, 2013. The amount paid to him as committee chair fees represents the amount paid for his service as chair of the Finance and Investment Committee during a portion of fiscal 2013.

(9)
Mr. Thompson resigned from the Board effective May 24, 2013. The amount paid to him as committee chair fees represents the amount paid for his service as chair of the Audit Committee during a portion of fiscal 2013.

Additional Information about Non-Employee Director Equity Awards

              The following table provides additional information about non-employee director equity awards, including the stock awards and option awards made to non-employee directors during fiscal

2013, the grant date fair value of each of those awards and the number of stock awards and option awards outstanding as of the end of fiscal 2013:

Name	Stock Awards Granted During Fiscal 2013 (#)	Option Awards Granted During Fiscal 2013 (#)	Grant Date Fair Value of Stock and Option Awards Granted During Fiscal 2013(1) ($)	Stock Awards Outstanding at Fiscal Year End(2) (#)		Option Awards Outstanding at Fiscal Year End (#)
Marc L. Andreessen	13,918	—	275,020	25,793	(3)	—
Shumeet Banerji	13,918	—	275,020	14,093		—
Robert R. Bennett	4,174	—	109,818	4,203		—
Rajiv L. Gupta	4,429	18,773	175,158	4,485		48,296
Raymond J. Lane	13,918	—	275,020	14,093		200,000
Raymond E. Ozzie	4,174	—	109,818	4,203		—
Gary M. Reiner	6,959	29,500	275,229	7,047		66,187
Patricia F. Russo	8,857	—	175,014	8,969		—
James A. Skinner	4,174	—	109,818	4,203		—
Ralph V. Whitworth	8,857	—	175,014	8,969		—
John H. Hammergren	916	—	18,100	—		45,780
G. Kennedy Thompson	916	—	18,100	—		8,364

(1)
Represents the grant date fair value of stock and option awards granted in fiscal 2013 calculated in accordance with applicable accounting standards. For awards of RSUs, that number is calculated by multiplying the closing price of HP's stock on the date of grant by the number of units awarded. For option awards, that amount is calculated by multiplying the Black-Scholes-Merton value determined as of the date of grant by the number of options awarded.

(2)
Includes dividend equivalent units paid with respect to outstanding awards of RSUs during fiscal 2013.

(3)
This amount includes 11,700 shares that Mr. Andreessen has elected to defer from the stock award (paid in the form of RSUs) that he received as his equity retainer for the March 2012 through February 2013 Board term.

Non-Employee Director Stock Ownership Guidelines

              Under our stock ownership guidelines, non-employee directors are required to accumulate within five years of election to the Board shares of HP's stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards.

              All non-employee directors with more than five years of service have met our stock ownership guidelines or are expected to meet those guidelines following the vesting of outstanding equity awards during the first half of fiscal 2014, based on current trading prices of HP's stock. See "Common Stock Ownership of Certain Beneficial Owners and Management."

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

              Our Bylaws fix the current number of directors at 12. On the recommendation of the NGSR Committee, the Board has nominated the 12 persons named below for election as directors this year, each to serve for a one-year term or until the director's successor is elected and qualified.

Director Nominee Experience and Qualifications

              The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Board believes that its members should possess a variety of skills, professional experience and backgrounds in order to effectively oversee our business. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board membership criteria described below.

              Our Corporate Governance Guidelines contain the current Board membership criteria that apply to nominees recommended for a position on the Board. Under those criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public service. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all of our stockholders. Although the Board uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees.

              The Board believes that all the nominees named below are highly qualified and have the skills and experience required for effective service on the Board. The nominees' individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

              All of the nominees have indicated to us that they will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders, Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, will vote for a nominee or nominees designated by the Board.

              There are no family relationships among our executive officers and directors.

              Our Board recommends a vote FOR the election to the Board of the each of the following nominees.

Marc L. Andreessen Director since 2009 Age 42	Mr. Andreessen is a co-founder of AH Capital Management, LLC, doing business as Andreessen Horowitz, a venture capital firm founded in July 2009. From 1999 to 2007, Mr. Andreessen served as Chairman of Opsware, Inc., a software company that he co-founded. During a portion of 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc., a software company. Mr. Andreessen co-founded Netscape Communications Corporation, a software company, and served in various positions, including Chief Technology Officer and Executive Vice President of Products from 1994 to 1999. Mr. Andreessen also is a director of eBay Inc., Facebook, Inc. and several private companies.

Mr. Andreessen brings to the Board extensive experience as an Internet entrepreneur. Mr. Andreessen also is a recognized industry expert and visionary in the IT industry. In addition, he has extensive leadership, consumer industry and technical expertise through his positions at Netscape, America Online and Opsware and his service on the boards of public and private technology companies. He has also gained valuable experience serving on the boards of both public and private companies.
Shumeet Banerji Director since 2011 Age 54
Mr. Banerji served as a senior partner of Booz & Company, a consulting company, from May 2012 until his retirement in March 2013. Previously, Mr. Banerji served as Chief Executive Officer of Booz & Company from July 2008 to May 2012. Prior to that, Mr. Banerji served in multiple roles at Booz Allen Hamilton, a consulting company and predecessor to Booz & Company, while based in offices in North America, Asia and Europe, including President of the Worldwide Commercial Business from February 2008 to July 2008, Managing Director, Europe from 2007 to February 2008 and Managing Director, United Kingdom from 2003 to 2007. Earlier in his career, Mr. Banerji was a member of the faculty at the University of Chicago Graduate School of Business.

Mr. Banerji brings to the Board a robust understanding of the issues facing companies and governments in both mature and emerging markets around the world through his two decades of work with Booz & Company. In particular, Mr. Banerji brings valuable experience in addressing issues ranging from corporate strategy, organizational structure, governance, transformational change, operational performance improvement and merger integration.

Robert R. Bennett Director since 2013 Age 55	Mr. Bennett has served as Managing Director of Hilltop Investments, LLC, a private investment company, since 2005. Previously, Mr. Bennett served as President of Discovery Holding Company, a media and entertainment company, from 2005 to September 2008. Mr. Bennett also served as President and Chief Executive Officer of Liberty Media Corporation (now Liberty Interactive Corporation), a video and on-line commerce company, from 1997 until 2005 and continued as President until 2006. Prior to his tenure at Liberty Media, Mr. Bennett worked with Tele-Communications, Inc. and The Bank of New York. Mr. Bennett currently serves as a director of Discovery Communications, Inc., Demand Media, Inc., Liberty Media Corporation and Sprint Corporation. In January 2014, Mr. Bennett resigned from the board of directors of Demand Media, Inc. effective February 28, 2014. Mr. Bennett previously served as a director of Discovery Holding Company, Liberty Interactive Corporation and Sprint Nextel Corporation.

Mr. Bennett has extensive knowledge of the capital markets and other financial and operational issues from his experience as president and chief executive officer of another public company, which allows him to provide an important perspective to the Board's discussions on financial and operational matters. Mr. Bennett also has an in-depth understanding of finance and has held various financial management positions during the course of his career. He has also gained valuable experience serving on the boards of both public and private companies.
Rajiv L. Gupta Director since 2009 Age 68
Mr. Gupta served as Lead Independent Director of the Board from November 2011 to April 2013. Mr. Gupta has served as Chairman of Avantor Performance Materials, a manufacturer of chemistries and materials, since August 2011 and as Senior Advisor to New Mountain Capital, LLC, a private equity firm, since July 2009. Previously, Mr. Gupta served as Chairman and Chief Executive Officer of Rohm and Haas Company, a worldwide producer of specialty materials, from 1999 to April 2009. Mr. Gupta occupied various other positions at Rohm and Haas after joining the company in 1971, including Vice Chairman from 1998 to 1999, Director of the Electronic Materials business from 1996 to 1999, and Vice President and Regional Director of the Asia-Pacific Region from 1993 to 1998. Mr. Gupta also is a director of Delphi Automotive PLC, Tyco International Ltd., The Vanguard Group and several private companies.

Mr. Gupta brings to the Board extensive experience in executive leadership at a large global company, international management experience, and venture capital investment experience. From his nearly ten years as Chairman and Chief Executive Officer of Rohm and Haas, Mr. Gupta has a strong operational and strategic background with significant experience in manufacturing and sales. He also brings public company governance experience as a member and chair of boards and board committees of other public and private companies.
Raymond J. Lane Director since 2010 Age 67
Mr. Lane served as executive Chairman of HP from September 2011 to April 2013 and as non-executive Chairman of HP from November 2010 to September 2011. Since April 2013, Mr. Lane has served as Partner Emeritus of Kleiner Perkins Caufield & Byers, a private equity firm, after having previously served as one of its Managing Partners from 2000 to 2013. Prior to joining Kleiner Perkins, Mr. Lane was President and Chief Operating Officer and a director of Oracle Corporation, a software company. Before joining Oracle in 1992, Mr. Lane was a senior partner of Booz Allen Hamilton, a consulting company. Prior to Booz Allen Hamilton, Mr. Lane served as a division vice president with Electronic Data Systems Corporation, an IT services company that HP acquired in August 2008. Mr. Lane is a director of several private companies and is a former director of Quest Software, Inc.

Mr. Lane brings to the Board significant experience as an early-stage venture capital investor, principally in the information technology industry, through his position as Partner Emeritus of Kleiner Perkins. In addition, having served as President and Chief Operating Officer of Oracle, Mr. Lane has experience in worldwide operations, management and the development of corporate strategy. He has also gained valuable experience serving in board leadership roles for many public and private companies.
Ann M. Livermore Director since 2011 Age 55
Ms. Livermore served as Executive Vice President of the former HP Enterprise Business from 2004 until June 2011 and has served has served as an Executive Advisor to our CEO since then. Prior to that, Ms. Livermore served in various other positions with HP in marketing, sales, research and development, and business management since joining the company in 1982. Ms. Livermore also is a director of United Parcel Service, Inc.

Ms. Livermore brings to the Board extensive experience in senior leadership positions at HP. In addition, through her nearly 30 years at HP, Ms. Livermore has vast knowledge and experience in the areas of technology, marketing, sales, research and development and business management, as well as extensive knowledge of enterprise customers and their IT needs. Ms. Livermore also brings public company governance experience from her service on another public company board.

Raymond E. Ozzie Director since 2013 Age 58	Mr. Ozzie has served as Chief Executive Officer of Talko Inc., a mobile communications applications and services company, since founding the company in December 2011. Previously, Mr. Ozzie served as Chief Software Architect of Microsoft Corporation from 2006 until December 2010 after having served as Chief Technical Officer of Microsoft from 2005 to 2006. Mr. Ozzie joined Microsoft in 2005 after Microsoft acquired Groove Networks, Inc., a collaboration software company he founded in 1997.

Mr. Ozzie is a recognized software industry executive and entrepreneur who brings to the Board significant experience in the software industry. Mr. Ozzie also has extensive leadership and technical expertise through his positions at Microsoft, Groove Networks and his experience at other public companies earlier in his career.
Gary M. Reiner Director since 2011 Age 59
Mr. Reiner has served as Operating Partner at General Atlantic, a private equity firm, since November 2011. Previously, Mr. Reiner served as Special Advisor to General Atlantic from September 2010 to November 2011. Prior to that, Mr. Reiner served as Senior Vice President and Chief Information Officer at General Electric Company, a technology, media and financial services company, from 1996 until March 2010. Mr. Reiner previously held other executive positions with GE since joining the company in 1991. Earlier in his career, Mr. Reiner was a partner at Boston Consulting Group, a consulting company, where he focused on strategic and process issues for technology businesses. Mr. Reiner also is a director of Citigroup Inc. and several private companies and is a former director of Genpact Limited.

Mr. Reiner brings to the Board deep insight into how IT can help global companies succeed through his many years of experience as Chief Information Officer at GE. From his other positions at GE and his prior experience with Boston Consulting Group, he also brings decades of experience driving corporate strategy, information technology and best practices across complex organizations. In addition, Mr. Reiner brings recent experience in private equity investing focusing on the IT industry.
Patricia F. Russo Director since 2011 Age 61
Ms. Russo served as Chief Executive Officer of Alcatel-Lucent, a communications company, from 2006 to September 2008. Previously, she served as Chairman of Lucent Technologies Inc., a communications company, from 2003 to 2006 and Chief Executive Officer and President of Lucent from 2002 to 2006. Ms. Russo also is a director of Alcoa, Inc., General Motors Company and Merck & Co., Inc.

In addition to her other public company directorships, she is a director of KKR Management LLC, the managing partner of KKR & Co., L.P. Ms. Russo served as a director of Schering-Plough Corporation from 1995 until its merger with Merck in 2009.

Ms. Russo brings to the Board extensive global business experience, a broad understanding of the technology industry, strong management skills and operational expertise through her positions with Alcatel-Lucent and Lucent Technologies. In those positions, she dealt with a wide range of issues including mergers and acquisitions and business restructurings as she led Lucent's recovery through a severe industry downturn and later a merger with Alcatel. Ms. Russo also brings public company governance experience as a member of boards and board committees of other public companies.
James A. Skinner Director since 2013 Age 69
Mr. Skinner has served as non-executive Chairman of Walgreen Co. since July 2012 and has served as a director of Walgreen since 2005. Previously, Mr. Skinner served as Vice Chairman and Chief Executive Officer of McDonald's Corporation, a global restaurant chain, from 2004 to June 2012. Prior to that, Mr. Skinner served as Vice Chairman of McDonald's from 2003 to 2004; as President and Chief Operating Officer of McDonald's Restaurant Group during a portion of 2002; as President and Chief Operating Officer of McDonald's Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and as President of McDonald's-Europe from 1997 to 2001. Mr. Skinner currently serves as a director of Illinois Tool Works Inc. and previously served as a director of McDonald's.

Mr. Skinner's experience serving as the Chief Executive Officer of McDonald's, a large global company, as well as his experience in a range of management positions within McDonald's, provides him with great breadth and depth of understanding of the strategic, operational and financial issues facing large global public companies. Mr. Skinner also brings public company governance experience as Chairman of Walgreen and as a member of boards and board committees of other public companies.
Margaret C. Whitman Director since 2011 Age 57
Ms. Whitman has served as President and Chief Executive Officer since September 2011 and as a member of the Board since January 2011. From March 2011 to September 2011, Ms. Whitman served as a part-time strategic advisor to Kleiner Perkins Caufield & Byers, a private equity firm. Previously, Ms. Whitman served as President and Chief Executive Officer of eBay Inc., an online marketplace and payments company, from 1998 to March 2008. Prior to joining eBay, Ms. Whitman held executive-level positions at Hasbro Inc., a toy company, FTD, Inc., a floral products company, The Stride Rite Corporation, a footwear company, The Walt Disney Company, an entertainment company, and Bain & Company, a consulting company. Ms. Whitman also serves as a director of The Procter & Gamble Company and is a former director of DreamWorks Animation SKG, Inc. and Zipcar, Inc.

Ms. Whitman brings to the Board unique experience in developing transformative business models, building global brands and driving sustained growth and expansion through her ten years as President and Chief Executive Officer of eBay. From her previous executive positions with other large public companies, she also brings strong operational and strategic expertise. In addition, Ms. Whitman brings public company governance experience having previously served as a member of boards and board committees of other public companies.
Ralph V. Whitworth Director since 2011 Age 58
Mr. Whitworth was appointed Chairman on an interim basis in April 2013. Mr. Whitworth is co-founder and principal of Relational Investors LLC, a registered investment advisor, founded in 1996. He also is a former director of Genzyme Corporation, Sovereign Bancorp, Inc., Sprint Nextel Corporation and seven other public companies.

Mr. Whitworth brings to the Board expertise in corporate governance and extensive experience from previously serving as a director of ten public companies and participating in multiple national commissions reviewing stockholder rights and corporate governance. His various governance-related activities include presenting his views before the United States Congress, the SEC, the New York Stock Exchange Board and the New York Federal Reserve on corporate governance and stockholder rights matters. Mr. Whitworth also has experience in finance, capital allocation, business operations, investments and acquisitions and divestures from his twenty years of corporate board activities.

Vote Required

              Each director nominee who receives more "FOR" votes than "AGAINST" votes representing shares of HP common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

              If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted by Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

              You may cumulate your votes in favor of one or more of the director nominees. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the 12 persons who will be voted upon at the annual meeting. See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes. Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, as proxy holders, reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that a stockholder's votes will not be cast for a nominee as to whom such stockholder instructs that such votes be cast "AGAINST" or "ABSTAIN."

              If an incumbent director nominee receives a greater number of votes "AGAINST" his or her election than votes "FOR" such election, he or she is required to tender his or her resignation for consideration by the NGSR Committee in accordance with Section V of our Corporate Governance Guidelines and as described under "Corporate Governance—Board Policy Regarding Voting for Directors."

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board has appointed, and as a matter of good corporate governance, is requesting ratification by the stockholders of Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2014. During fiscal 2013, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services. See "Principal Accounting Fees and Services" on page 97 and "Report of the Audit Committee of the Board of Directors" on page 98. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required

              Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Recommendation of the Board of Directors

              Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year.

 PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

              In accordance with SEC rules, our stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

              Our Board and the HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. Please refer to "Executive Compensation—Compensation Discussion and Analysis—Executive Summary" for an overview of the compensation of our named executive officers.

              Our Board and the HRC Committee believe that we have created a compensation program that aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.

              Although this vote is non-binding, the Board and the HRC Committee value the views of our stockholders and will review the voting results. If there are significant negative notes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2015 annual meeting of stockholders.

Vote Required

              The affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

              Our Board recommends a vote FOR the approval of the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

 PROPOSAL NO. 4

STOCKHOLDER PROPOSAL RELATED TO THE FORMATION OF A HUMAN RIGHTS COMMITTEE

              We received a stockholder proposal from Harrington Investments, Inc. The proponent has requested we include the proposal and supporting statement in this proxy statement, and, if properly presented, the proposal will be voted on at the annual meeting. We will provide the proponent's address and the number of shares that it beneficially owns upon oral or written request of any stockholder. The stockholder proposal and supporting statement are quoted verbatim in italics below.

              HP does not support the adoption of the resolution proposed below and asks stockholders to consider HP's response, which follows the stockholder proposal.

STOCKHOLDER PROPOSAL

RESOLVED: To amend Article IV of the By-Laws, by inserting after Section 4.3, a new Section 4.4.

4.4. Board Committee on Human Rights. There is established a Board Committee on Human Rights, to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the U.S. and worldwide, including assessing the impacts of company operations and supply chains on resources and public welfare in host communities.

The Board of Directors is authorized, by resolution, in its discretion and consistent with these By-Laws, the Articles of Incorporation and applicable law to: (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt a charter to govern said Committee's operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the findings of the Board Committee, and (5) any other measures within the Board's discretion consistent with these By-Laws and applicable law. Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

SUPPORTING STATEMENT

Our company has become embroiled in public controversies regarding the human rights implications of products, services and corporate supply chains. Issues which typically arise for companies in our sector include labor rights, technology utilized to identify and monitor labor and human rights advocates, and technology utilized by the police and military to identify and control the movement of ethnic populations with advanced biometric identification systems. For example, in reports in the media, our company has been alleged to:

  •
  Supply and maintain biometric access control systems utilized by the Israeli military at checkpoints inside the occupied Palestinian territory restricting the freedom of movement of Palestinians.1

1Who Profits Research Project, Technologies of Control: The Case of Hewlett Packard (The Coalition of Women for Peace, 2011).

  •
  Sell products used by the Syrian government to track citizens' communications, and route data.2

  •
  Bid for contracts with the Chinese government for products used in the surveillance of its citizens, raising potential concerns regarding monitoring and targeting of political dissidents.3

While our company has signed voluntary protocols regarding human rights, such statements are not part of the company's bylaws.

The proposed by-law would establish a separate Board Committee on Human Rights, which would elevate board level oversight and governance regarding human rights issues raised by the company's activities and policies and provide a vehicle to fulfill the Board's fiduciary responsibilities.

2Silver, Vernon. "H-P Computers Underpin Syria Surveillance." Bloomberg, November 18, 2011. http://www.bloomberg.com/news/2011-11-18/hewlett-packard-computers-underpin-syria-electonic-surveillance-project.html

3Chao, Loretta. "Cisco Poised to Help China Keep an Eye on Its Citizens." The Wall Street Journal. July 5, 2011. http://online.wsj.com/article/SB10001424052702304778304576377141077267316.html

 BOARD STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

              The Board recommends a vote against this proposal because it is unnecessary and not in the best interest of stockholders.

              HP's existing governance framework already includes Board-level and executive-level committees that are responsible for human rights issues. The NGSR Committee1 is responsible for overseeing, making recommendations, and reporting to the full Board with respect to HP's policies regarding corporate social responsibility and global corporate citizenship, including human rights, as described under "Corporate Governance—Board Structure and Committee Composition—NGSR Committee." HP also has a Global Citizenship Council composed of internal human rights experts and senior leaders that represent major functions at HP that have the potential to impact human rights. This council provides governance and oversight of HP's Global Human Rights Policy, and its members collaborate with external human rights organizations and experts to inform HP's human rights-related policies and strategy. The Global Citizenship Council, which meets quarterly, reports to the NGSR Committee and provides updates to that committee at least annually. Accordingly, the Board believes that the creation of an additional Board committee to oversee the same HP policies and efforts is unnecessary.

              In addition, the Board believes that the proposal is unduly prescriptive and not in the best interests of stockholders. The Board is in the best position to determine the most effective governance structure to oversee HP's human rights policies and initiatives. As a binding proposal, the proposal deprives the Board of the flexibility it needs to address its responsibilities in the manner in which it believes it can do so most effectively in the interest of stockholders.

              Respect for universal human rights is and will continue to be a fundamental principle in the way that HP conducts its business. HP already has a global human rights program that promotes the respect of human rights in all of HP's business practices and a robust legal and regulatory compliance program in place to comply with applicable laws and regulations. HP has recently enhanced its existing human rights policies and practices. For example, in October 2011, HP expanded its Global Human Rights Policy to go beyond labor and employment concerns and include other human rights priorities such as privacy and freedom of expression. HP also has a Supplier Code of Conduct, which requires that human rights principles be upheld throughout HP's global supply chain. In addition, in August 2011, HP designated a pan-HP Human Rights Program Manager responsible for implementing due diligence aligned with the UN Guiding Principles on Business and Human Rights. This includes due diligence of HP's efforts to ensure HP's business practices are aligned with HP's Global Human Rights Policy. The Manager is sponsored by the NGSR of the Board.

              HP's existing policies and practices relating to human rights are already consistent with internationally recognized human rights principles and are shaped and influenced by external human rights experts and organizations. For example, pursuant to its Global Human Rights Policy, HP upholds and respects human rights principles reflected in the UN Universal Declaration of Human Rights, the UN Global Compact, and the UN Guiding Principles on Business and Human Rights. Moreover, HP is a member of the Global Business Initiative on Human Rights and the Business for Social Responsibility Human Rights Working Group, which are advised by human rights experts. Additionally, specific functional areas at HP, such as our Privacy Office and Supply Chain Responsibility teams, are members of external organizations such as Social Accountability International and The Global Social Compliance

1In January 2014, the Board approved changing the name of this committee from the "Nominating and Governance Committee" to the "Nominating, Governance and Social Responsibility Committee", among other amendments to this committee's charter.

Programme, which have multi-stakeholder governance bodies that include human rights experts. HP is also a long-standing signatory of the UN Global Compact.

              HP issues periodic reports to stockholders and the public that provide transparency around its human rights activities through an annual Global Citizenship Report. The Global Citizenship Report addresses HP's human rights efforts generally as well as more specific areas including supply chain responsibility, corporate ethics and privacy.

              For the foregoing reasons, the Board believes that establishing an additional Board committee is unnecessary and would not be in the best interest of stockholders. Accordingly, the Board recommends that you vote AGAINST this proposal.

Vote Required

              Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of HP common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting.

Recommendation of the Board of Directors

              Our Board recommends a vote AGAINST this proposal.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth information as of December 31, 2013 concerning beneficial ownership by:

  •
  holders of more than 5% of HP's outstanding shares of common stock;

  •
  our directors and nominees;

  •
  each of the named executive officers listed in the Summary Compensation Table on page 79; and

  •
  all of our directors and executive officers as a group.

              The information provided in the table is based on our records, information filed with the SEC and information provided to HP, except where otherwise noted.

              The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2014 (60 days after December 31, 2013) through the exercise of any stock options, through the vesting of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after March 1, 2014 and any RSUs vesting on or before March 1, 2014 that may be payable in cash or shares at HP's election. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

 BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Dodge & Cox(1)	156,597,738	8.0%
BlackRock, Inc.(2)	118,017,997	6.1%
State Street Corporation(3)	106,224,728	5.5%
Marc L. Andreessen(4)	26,172	*
Shumeet Banerji	18,468	*
Robert R. Bennett	0	*
Rajiv L. Gupta(5)	47,971	*
Raymond J. Lane(6)	381,725	*
Ann M. Livermore(7)	658,562	*
Raymond E. Ozzie	0	*
Gary M. Reiner(8)	45,922	*
Patricia F. Russo	11,752	*
James A. Skinner	0	*
Margaret C. Whitman(9)	316,091	*
Ralph V. Whitworth(10)	29,844,059	1.6%
Catherine A. Lesjak(11)	176,663	*
William L. Veghte(12)	177,123	*
Dion J. Weisler(13)	78,699	*
Michael G. Nefkens(14)	102,205	*
R. Todd Bradley(15)	328,968	*
All current executive officers and directors as a group (22 persons)(16)	32,158,316	1.9%

*
Represents holdings of less than 1%.

(1)
Based on the most recently available Schedule 13G filed with the SEC on February 13, 2013 by Dodge & Cox. According to its Schedule 13G, Dodge & Cox reported having sole voting power over 149,860,360 shares, shared voting power over no shares, sole dispositive power over 156,597,738 shares and shared dispositive power over no shares. The securities reported on the Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, HP's stock. The Schedule 13G contained information as of December 31, 2012 and may not reflect current holdings of HP's stock. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(2)
Based on the most recently available Schedule 13G filed with the SEC on February 6, 2013 by BlackRock, Inc. According to its Schedule 13G, BlackRock, Inc. reported having sole voting and dispositive power over all shares beneficially owned. The Schedule 13G contained information as of December 31, 2012 and may not reflect current holdings of HP's stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)
Based on the most recently available Schedule 13G filed with the SEC on February 11, 2013 by State Street Corporation and certain of its subsidiaries ("State Street"). According to its Schedule 13G, State Street reported having shared voting and dispositive power over all shares beneficially owned. The Schedule 13G contained information as of December 31, 2012 and may not reflect current holdings of HP's stock. The address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(4)
Includes 11,700 shares that Mr. Andreessen elected to defer receipt of until the termination of his service as a member of the Board.

(5)
Includes 29,523 shares that Mr. Gupta has the right to acquire by exercise of stock options.

(6)
Includes 133,333 shares that Mr. Lane has the right to acquire by exercise of stock options.

(7)
Includes 4,274 shares held by Ms. Livermore in the HP 401(k) Plan, 90,844 shares that Ms. Livermore holds indirectly through a trust with her spouse, and 540,000 shares that Ms. Livermore has the right to acquire by exercise of stock options.

(8)
Includes 36,687 shares that Mr. Reiner has the right to acquire by exercise of stock options.

(9)
Includes 66 shares held by Ms. Whitman indirectly through a trust and 200,000 shares that Ms. Whitman has the right to acquire by exercise of stock options.

(10)
Mr. Whitworth is a principal of Relational Investors LLC ("RILLC"). RILLC is the record owner of 200 shares and sole general partner, or sole managing member of the general partner, of Relational Investors Mid-Cap Fund I, L.P., Relational Investors Mid-Cap Fund II, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., RH Fund 1, L.P., Relational Investors IX, L.P., Relational Investors, XV, L.P., Relational Investors XVI, L.P., Relational Investors XX, L.P., Relational Investors XXIII, L.P. and Relational Co-Investment Fund I, L.P. These limited partnerships own a total of 20,735,767 shares. An additional 9,100,736 shares are held in accounts managed by RILLC. Mr. Whitworth disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(11)
Includes 306 shares held by Ms. Lesjak's spouse, 41,357 shares held indirectly by Ms. Lesjak with her spouse, and 135,000 shares that Ms. Lesjak has the right to acquire by exercise of stock options.

(12)
Includes 30,000 shares that Mr. Veghte has the right to acquire by exercise of stock options.

(13)
Includes 65,000 shares that Mr. Weisler has the right to acquire by exercise of stock options.

(14)
Includes 55,918 shares held by Mr. Nefkens indirectly through a trust and 42,000 shares that Mr. Nefkens has the right to acquire by exercise of stock options.

(15)
Includes 128,968 shares held by Mr. Bradley indirectly through a trust and 200,000 shares that Mr. Bradley has the right to acquire by exercise of stock options.

(16)
Includes 1,304,919 shares that current executive officers and directors have the right to acquire.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of HP's stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based upon our examination of the copies of Forms 3, 4, and 5, and amendments thereto furnished to us and the written representations of our directors, executive officers and 10% stockholders, we believe that, during fiscal 2013, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except that, due to technical issues with his filer codes that resulted in a delay, Mr. Reiner filed a late Form 4 on April 24, 2013 reflecting his ownership of 5,780 RSUs that vested on April 20, 2013.

RELATED PERSON TRANSACTIONS POLICIES AND PROCEDURES

              We have adopted a written policy for approval of transactions between us and our directors, director nominees, executive officers, beneficial owners of more than 5% of HP's stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

              The policy provides that the NGSR Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the NGSR Committee determines whether the transaction is in the best interests of HP. In making that determination, the NGSR Committee takes into account, among other factors it deems appropriate:

  •
  The extent of the related person's interest in the transaction;

  •
  Whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

  •
  The benefits to HP;

  •
  The impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, 10% stockholder or executive officer;

  •
  The availability of other sources for comparable products or services; and

  •
  The terms of the transaction.

              The NGSR Committee has delegated authority to the chair of the NGSR Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chair is provided to the full NGSR Committee for its review at each of the NGSR Committee's regularly scheduled meetings.

              The NGSR Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

    1.
    Compensation of executive officers that is excluded from reporting under SEC rules where the HRC Committee approved (or recommended that the Board approve) such compensation;

    2.
    Director compensation;

    3.
    Transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company's annual revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;

    4.
    Contributions to a charity in an amount that does not exceed $1 million or 2% of the charity's annual receipts, where the related person has an interest only as an employee (other than executive officer) or director; and

    5.
    Transactions where all stockholders receive proportional benefits.

              A summary of new transactions covered by the standing pre-approvals described in paragraphs 3 and 4 above is provided to the NGSR Committee for its review in connection with that committee's regularly scheduled meetings.

Fiscal 2013 Related Person Transactions

              We enter into commercial transactions with many entities for which our executive officers or directors serve as directors and/or executive officers in the ordinary course of our business. All of those transactions were pre-approved transactions as defined above except for transactions with Booz & Company and McKesson Corporation, which were ratified by the NGSR Committee. Director Shumeet Banerji served as a Senior Partner of Booz & Company and former director John H. Hammergren served as Chairman and Chief Executive Officer of McKesson Corporation during fiscal 2013. HP considers these transactions to have been at arm's-length and does not believe that either Mr. Banerji or Mr. Hammergren had a material direct or indirect interest in any of such commercial transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

              This Compensation Discussion and Analysis contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the HRC Committee has made under those programs, and the considerations in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers ("NEOs") for fiscal 2013, who were:

  •
  Margaret C. Whitman, President and CEO;

  •
  Catherine A. Lesjak, Executive Vice President and Chief Financial Officer;

  •
  William L. Veghte, Executive Vice President and General Manager, Enterprise Group;

  •
  Dion J. Weisler, Executive Vice President, Printing and Personal Systems Group;

  •
  Michael G. Nefkens, Executive Vice President, Enterprise Services; and

  •
  R. Todd Bradley, former Executive Vice President, Printing and Personal Systems Group.

Executive Summary

Business Overview and Performance

              HP is a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses, and large enterprises, including customers in the government, health and education sectors. We offer one of the IT industry's broadest portfolios of products and services that brings together infrastructure, software, and services through innovation to enable our customers to create value and solve business problems, and we are the leader or among the leaders in most of the markets in which we compete. We also have a trusted brand that is supported by a culture of innovation and strong connections with our customers, partners and employees.

              We are organized around business segments, including Personal Systems, Printing, the Enterprise Group, Enterprise Services, Software, HP Financial Services and Corporate Investments.

              In fiscal 2012, we launched a five-year turnaround plan. The focus in fiscal 2012 was to stabilize our business, identify and define key challenges, develop crisp business strategies, and streamline and improve operations. Our focus in fiscal 2013 was to "fix and rebuild," and our continued efforts in fiscal 2013 resulted in the following strategic accomplishments:

  •
  Implemented leadership and organizational changes that solidified an excellent leadership team;

  •
  Continued our multi-year restructuring program to streamline our company and create the capacity to invest in innovation;

  •
  Continued to invest in systems and tools that allowed us to better manage our business, allocate resources and prioritize investment dollars; and

  •
  Made significant improvements in our supply chain, inventories, business processes, and go-to-market capabilities.

              In addition to our significant strategic accomplishments, we delivered on several key financial goals. However, overall, our financial progress continued to be mixed given the nature of our turnaround plan and the disruptive changes taking place in our industry and in our business and a challenging global macro-environment. Our fiscal 2013 annual incentive plan results included:

  •
  $112.3 billion in Corporate Revenue (as defined on page 63), compared to a $117.9 billion target;

  •
  $7.8 billion in Corporate Net Earnings (as defined on page 63), compared to an $8.3 billion target;

  •
  8.1% of revenue to Corporate Free Cash Flow (i.e., free cash flow margin) (as defined on page 63), compared to a 6.3% target, allowing us to significantly reduce our debt, rebuild our balance sheet, and return $2.6 billion to stockholders in the form of share repurchases and dividends; and

  •
  Total shareholder return of 81%.

              We expect fiscal 2014 to be a year of "recovery and expansion." While we will continue to streamline our business, we also look forward to pursuing key growth opportunities for our businesses. In addition, we expect to see certain investments start paying off.

Executive Compensation Philosophy

              Our Board and the HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, enabling us to attract, retain, focus, and reward our executive team for delivering stockholder value. The table below summarizes key elements of our fiscal 2013 compensation programs relative to this philosophy.

ALIGNMENT WITH STOCKHOLDERS

Pay-for-Performance	Corporate Governance

• The majority of target total direct compensation for executives is performance-based as well as equity-based	• We generally do not enter into individual executive compensation agreements

• Total direct compensation is targeted at the median of our market	• We devote significant time to management succession planning and leadership development efforts

• Actual total direct compensation and pay positioning is designed to fluctuate with and be commensurate with actual performance	• We maintain a market-aligned severance policy for executives that does not have automatic single-trigger equity vesting upon a change in control

•

Incentive awards are heavily dependent upon our performance against objective financial metrics which we believe link either directly or indirectly to the creation of value for our stockholders. In addition, 25% of our target annual bonus is contingent upon the achievement of qualitative objectives that we believe will contribute to our long-term success

• The HRC Committee utilizes an independent compensation consultant

• We balance growth and return objectives, top and bottom line objectives, and short- and long-term objectives to reward for overall performance that does not over-emphasize a singular focus	• Our compensation programs do not encourage imprudent risk-taking

• A significant portion of our long-term incentives are delivered in the form of performance-contingent stock options ("PCSOs"), which vest only if sustained stock price appreciation is achieved	• We disclose our performance goals and achievements relative to these goals

• We provide no special or supplemental pension benefits	• We conduct a robust stockholder outreach program throughout the year

• We validate our pay-for-performance relationship on an annual basis

Components of Compensation

              Our primary focus in compensating executives is on the longer-term and performance-based elements of compensation. The table below shows our pay components, along with the role and the determination factors for each pay component.

Pay Component	Role	Determination Factors

Base Salary	• Fixed portion of annual cash income	• Value of role in competitive marketplace • Value of role to the company • Skills and performance of individual compared to the market as well as others in the company

Annual Bonus (i.e., Pay-for-Results Plan ("PfR Plan")	• Variable portion of annual cash income • Focus executives on annual objectives that support the long-term strategy and creation of value	• Target awards based on competitive marketplace and level of executive • Actual awards based on performance against annual corporate, business unit, and/or individual goals

Long-Term Incentives • PCSOs • Restricted Stock Units ("RSUs") • Performance-Based Restricted Units ("PRUs") • Other, as needed

•

Reinforce need for long-term
sustained performance and
completion of turnaround

•

Align interests of executives and
stockholders, reflecting the
time-horizon and risk to
investors

•

Encourage equity ownership

•

Encourage retention

•

Target awards based on
competitive marketplace, level of
executive, and skills and
performance of executive

•

Actual value relative to target
based on performance against
corporate goals and/or stock
price performance

Benefits/Perquisites/Severance Protection	• Support the health and security of our executives and their ability to save on a tax-deferred basis	• Competitive marketplace • Level of executive • Standards of good governance • Desire to de-emphasize

Relationship Between CEO Pay and Performance

              The HRC Committee regularly assesses the potential pay-for-performance relationships inherent in our pay programs. The table below shows various definitions of pay that can be used in conducting such an assessment:

Rationale/Pay Component	Target	Realized	Realizable

Rationale for use of definition	• Represents intended value of compensation • Treats options and other equity as though it were currency	• Recognizes that there is no assurance that this pay opportunity will be earned until it is actually earned • Represents income earned	• Matches time horizon of compensation with performance • Recognizes that unexercised options and unvested awards have inherent potential value

Salary	• Actual salary in fiscal year earned

Annual Bonus	• Target bonus for fiscal year	• Actual bonus in fiscal year earned

PCSOs/Stock Options	• # of stock options granted multiplied by the Black-Scholes-Merton value on grant date	• # of stock options exercised multiplied by the intrinsic value at time of exercise

•

# of options outstanding multiplied by the Black-Scholes-Merton value at end of fiscal 2013 (including PCSOs for which performance goals have been met and taking into account the in-the-money or out-of-the money status of the option and the tail value)

RSUs	• # of RSUs granted multiplied by the grant date price	• # of RSUs vested multiplied by the price at the time of vesting	• # of RSUs outstanding multiplied by the price at end of fiscal 2013

PRUs	• # of target PRUs granted multiplied by the grant date fair value	• # of PRUs vested multiplied by the price at the time of vesting	• # of PRUs outstanding for which performance goals have been met multiplied by the price at end of fiscal 2013

All Other	• Actual value of all other compensation as reported

              The left-hand chart below shows Ms. Whitman's average annual pay since she joined HP as our CEO in September 2011 and is calculated as Target compensation, Realized compensation, and

Realizable compensation. The right-hand chart below shows Total Shareholder Return ("TSR") from the date of Ms. Whitman's inception as CEO to the end of fiscal 2013 and TSR for fiscal 2013.

3-Year Average Total Compensation By Pay Definition, FY11 - FY13 ($ millions)	Annualized Total Shareholder Return From CEO Inception and for Fiscal 2013

              The charts above demonstrate a robust relationship between CEO pay and performance since:

  •
  The pay mix is highly variable (98%) and equity-oriented (88%);

  •
  Our stock price over the recent year reflects our turnaround results;

  •
  Average annual Realizable pay is reasonable relative to our performance. As of the end of fiscal 2013, Realizable pay was 91% of the target value, including equity for which the performance goals have been met; and

  •
  The compensation package has considerable holding power since Realized compensation is only 7% of target, indicating that a significant amount of granted compensation still needs to vest through time and performance.

Oversight and Authority over Executive Compensation

Role of the HRC Committee and its Advisors

              The HRC Committee oversees and provides strategic direction to management regarding all aspects of our pay program for senior executives. It makes recommendations regarding the CEO's compensation to the independent members of the Board, and it reviews and approves the compensation of the remaining Section 16 officers. Each HRC Committee member is an independent non-employee director with significant experience in executive compensation matters. The HRC Committee employs its own independent compensation consultant, as well as its own independent legal counsel.

              During fiscal 2013, the HRC Committee selected a new independent compensation consultant, Farient Advisors LLC ("Farient"). The HRC Committee continued to retain Dentons US LLP ("Dentons") as its independent legal counsel. Farient provides analyses and recommendations that inform the HRC Committee's decisions, evaluates market pay data and competitive-position benchmarking compiled by management's consultants, provides analysis and input on performance measures and goals, provides analysis and input on program structure, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the HRC Committee related to executive compensation, and works with the HRC Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders. Pursuant to SEC rules the HRC Committee has assessed the independence of Farient and Dentons, and concluded that no conflict of interest exists that would prevent Farient or Dentons from independently representing the HRC Committee. Neither Farient nor Dentons performs other services for HP, and neither will do so without the prior consent of the HRC Committee chair. Both Dentons and Farient meet with the HRC Committee chair and the HRC Committee outside the presence of management.

              The HRC Committee met eight times in fiscal 2013, and six of these meetings included an executive session. The HRC Committee's independent advisors participated in most of the meetings and, when requested by the HRC Committee chair, in the preparatory meetings and the executive sessions.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

              On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating NEO compensation. The Executive Vice President, Human Resources and other members of our human resources organization, together with members of our finance organization and Office of the General Counsel, work with the CEO to design and develop compensation programs, to recommend changes to existing plans and programs applicable to NEOs and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the HRC Committee in making its decisions, and, ultimately, to implement the decisions of the HRC Committee. During fiscal 2013, management continued to engage Meridian Compensation Partners, LLC ("Meridian") as their compensation consultant. The HRC Committee considered that Meridian provided executive compensation-related services to management when it evaluated the information and analyses provided by Meridian.

              During fiscal 2013, Ms. Whitman reviewed our fiscal 2013 compensation programs and provided input to the HRC Committee regarding performance metrics and the setting of appropriate performance targets. Ms. Whitman also recommended management business objectives ("MBOs") for the NEOs and the other senior executives who report directly to her. In addition, Ms. Whitman provided input to the HRC Committee with respect to modifying the compensation programs for fiscal 2014 so as to promote the alignment of those programs with our strategic direction, as approved by the Board. All modifications to the compensation programs were discussed and approved by the HRC Committee. While Ms. Whitman is subject to the same financial performance goals as the executives who lead global functions, Ms. Whitman's MBOs and compensation are established by the HRC Committee in executive session and recommended to the independent members of the Board for approval; Ms. Whitman is not involved in the approval of her own performance goals or compensation.

Use of Comparative Compensation Data and Compensation Philosophy

              Each year, the HRC Committee reviews the compensation of our Section 16 officers and compares it to that of our peer group companies. The HRC Committee finds this information useful in evaluating whether our pay practices are current and competitive. This process starts with the selection of an appropriate group of peer companies for comparison purposes. The HRC Committee continues to use a "rules-based" approach for determining our executive compensation peer group. Under this approach, the peer group companies for fiscal 2013 were determined using five screening criteria:

  •
  Current market capitalization greater than $25 billion;

  •
  Revenue in excess of $30 billion for technology companies and $50 billion for companies in other industries;

  •
  In the S&P 500 Index, the Dow Jones 30 Index and/or the Dow Jones Global Titans Index;

  •
  In industry-specific categories of information technology, industrials, materials, telecommunications services, consumer discretionary and consumer staples; and

  •
  Global scope and complexity commensurate with our business.

              The revenue screen for technology companies was increased from $15 billion to $30 billion for fiscal 2013 in order to more closely approximate our scale.

              The HRC Committee believes that use of this methodology continues to produce an appropriate peer group that is large and diverse enough so that the addition or elimination of any one company does not alter the overall analysis.

              As a result of the screening process we added two companies, Caterpillar Inc. and PepsiCo, Inc., to the fiscal 2013 peer group. While EMC Corporation did not pass the revenue screen for technology companies, the HRC Committee decided to retain EMC Corporation in the peer group for relevance and consistency.

              The peer group for fiscal 2013 consisted of the following companies:

Company Name	Revenue ($ in billions)*
Chevron Corporation	241.91
Apple Inc.	170.91
General Electric Company	144.80
Ford Motor Company	134.25
AT&T Inc.	127.43
Verizon Communications Inc.	115.85
Hewlett-Packard Company	112.30
International Business Machines Corporation	104.51
The Procter & Gamble Company	84.17
The Boeing Company	81.70
Microsoft Corporation	77.85
Johnson & Johnson	67.22
Caterpillar Inc.	65.88
PepsiCo, Inc.	65.49
United Technologies Corporation	57.71
Dell Inc.	56.94
Intel Corporation	53.34
Google Inc.	50.18
Cisco Systems, Inc.	48.61
Oracle Corporation	37.18
EMC Corporation	21.71

*
Represents fiscal 2012 reported revenue, except fiscal 2013 reported revenue is provided for Apple, Dell, Cisco Systems, Microsoft, Oracle, Procter & Gamble and HP.

              In reviewing comparative pay data from these companies against pay for our Section 16 officers, the HRC Committee evaluated some data using regression analysis to adjust size differences between our company and the peer group companies. In addition, we excluded particular data points of certain companies if they were anomalous and not representative of market practices.

              As in fiscal 2012, in fiscal 2013 the HRC Committee set target compensation levels generally at or near the market median (although in some cases higher for attraction and retention purposes).

Process for Setting and Awarding Executive Compensation

              A broad range of facts and circumstances is considered in setting our overall executive compensation levels. Among the factors considered for our executives generally, and for the NEOs in particular, are market competitiveness, internal equity and individual performance. The weight given to each factor may differ from year to year and may differ among individual NEOs in any given year. For example, when we recruit externally, market competitiveness, experience and the circumstances unique to a particular candidate may weigh more heavily in the compensation analysis. In contrast, when determining year-over-year compensation for current NEOs, internal equity and individual performance may factor more heavily in the analysis.

              Because such a large percentage of NEO pay is performance-based, the HRC Committee spends significant time determining the appropriate financial targets for our annual- and long-term incentive pay plans. In general, management makes an initial recommendation for the financial targets, which is then reviewed and discussed by the HRC Committee and its independent advisors. Major factors considered in setting targets for each fiscal year are business results from the most recently completed fiscal year, segment-level strategic plans, macroeconomic factors, competitive performance results and goals, conditions or goals specific to a particular business segment and strategic initiatives. To permit eligible compensation to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the HRC Committee sets the overall funding target for the "umbrella" structure for the annual bonuses, and sets performance goals for equity awards within the first 90 days of the fiscal year.

              Following the close of the fiscal year, the HRC Committee reviews actual financial and MBO results against the targets set by the HRC Committee under our incentive compensation plans for that year, with payouts under the plans generally determined by reference to performance against the established targets. The HRC Committee meets in executive session to review the MBO results for the CEO and to determine a recommendation for her annual cash incentive award to be approved by the independent members of the Board.

              In setting incentive compensation for the NEOs, the HRC Committee generally does not consider the effect of past changes in stock price or expected payouts or earnings under other plans. In addition, incentive compensation decisions are made without regard to length of service or prior awards. For example, NEOs with longer service at HP or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in a given year compared to NEOs with shorter service or who are not eligible for retirement.

Determination of Fiscal 2013 Executive Compensation

              Under our Total Rewards Program, executive compensation consists of the following elements: base salary, annual incentive pay, long-term incentive pay, benefits and perquisites.

Base Salary

              Consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall compensation in the form of base salary. Consistent with the practice of our peer group companies, the NEOs are paid an amount in the form of base salary sufficient to attract qualified executive talent and maintain a stable management team. The HRC Committee aims to have executive base salaries set at or near the market median for comparable positions and comprise 10% to 20% of the NEOs' overall compensation, consistent with the practice of our peer group companies.

              The HRC Committee usually establishes executive base salaries at the beginning of the fiscal year. In November 2012, based on their performance and anticipated future contributions, and considering the market data, the HRC Committee increased Ms. Lesjak's, Mr. Veghte's, and Mr. Bradley's salaries from $825,000 to $835,000, from $750,000 to $850,000, and from $850,000 to $935,000, respectively, which brought their base salaries closer to the median base salary of the peer group for their positions. In addition, the HRC Committee approved the following increases in recognition of increased position responsibilities and market pay levels: from $600,000 to $700,000 for Mr. Nefkens upon his promotion to Executive Vice President, Enterprise Services on December 1, 2012; from $565,121 to $775,000 for Mr. Weisler upon his promotion to Executive Vice President, Printing and Personal Systems Group on June 18, 2013; and from $850,000 to $935,000 for Mr. Veghte upon his becoming Executive Vice President, the Enterprise Group on August 21, 2013. Ms. Whitman's salary remained at $1 for fiscal 2013.

Annual Incentive Pay

    Pay-for-Results (PfR) Plan Structure

              The NEOs are eligible to receive annual incentive pay under the PfR Plan. For fiscal 2013, the HRC Committee again established an "umbrella" formula for the maximum bonus and then exercised negative discretion in setting actual bonuses. Under the umbrella formula, each Section 16 Officer was allocated a maximum bonus of 350% of target bonus, subject to the maximum $10 million cap under the PfR Plan, with a potential pro rata reduction if the allocated bonus amounts exceeded the overall funding limit. The financial metric used to determine overall funding limit for the PfR Plan for Section 16 officers for purposes of Section 162(m) of the Code was 0.75% of net earnings, increased from 0.5% of net earnings in fiscal 2012. The increase in the funding limit was made to permit the maximum annual incentives for each of the NEOs to be eligible to qualify as performance-based compensation under Section 162(m) of the Code, in light of the increased potential awards for fiscal 2013 due to the addition of the Return on Invested Capital ("ROIC") performance goal. Below this umbrella funding structure, actual payouts were determined based upon financial metrics and MBOs established by the HRC Committee for Section 16 officers who report to the CEO and by the independent members of the Board for the CEO.

              For fiscal 2013, the funding metric used to determine deductibility under Section 162(m) of the Code was approved, as required, within the first 90 days of the fiscal year.

              The target awards for the CEO and other NEOs for fiscal 2013 were set at $3 million for the CEO and 125% of salary for the other NEOs. The HRC Committee imputed a competitive salary of $1.5 million and competitive bonus target of 200% of salary to set the CEO PfR target award level.

              Consistent with our intention to focus business leaders more directly on the financial performance of their own businesses, the incentive structure for fiscal 2013 under the PfR Plan was revised to include new metrics and weightings. For fiscal 2013, the performance metrics approved by the HRC Committee consisted of three core financial metrics (i.e., revenue, net profit, and free cash flow as a percentage of revenue) and MBOs, with each metric weighted equally at 25% of the target award value.

              For fiscal 2013, the HRC Committee also approved an additional incentive opportunity for performance with respect to ROIC improvement and TSR. ROIC improvement had to be achieved above the stretch target for any additional payout to occur. This additional incentive opportunity could increase the annual cash incentive by 20% to 40%, resulting in a total maximum opportunity of 350% of target bonus and with any incremental amount to be paid one year later to enable retention of participating executives. TSR had to exceed the median of the S&P 500 for any payment above 250% of target bonus. The TSR requirement was implemented in response to stockholder outreach meetings and proxy advisors regarding the desire for a relative performance metric. The HRC Committee believed that the additional incentive opportunity and resulting total annual cash incentive opportunity was appropriate in light of the significant challenges being faced by HP, as well as the difficulty of achieving or exceeding the performance goals.

              The 2013 incentive plan structure is shown in the chart below:

Fiscal 2013 Annual Incentive Plan

	Corporate or Business Unit ("BU") Goals

Key Design Elements	Revenue(1) (In billions)	Net Profit (In billions)	Free Cash Flow as a % of Revenue	MBOs	% Payout(2)

Weight:	25%	25%	25%	25%

Linkage:
Global Function Executives	Corporate	Corporate	Corporate	Individual
BU Executives	BU	BU	Corporate	Individual

Corporate Performance Goals:
Maximum	—	—	—	Various	250%
Target	$117.9	$8.3	6.3%	Various	100%
Threshold	—	—	—	Various	0%

(1)
For revenue above target, weight is moved to net profit if net profit is also above target, or is capped at target.

(2)
Interpolate for performance between discrete points.

              The specific metrics, their linkage to corporate/business unit results, and the weighting that was placed on each were chosen because the HRC Committee believed that:

  •
  Performance against these metrics, in combination, would link to enhanced value for stockholders, capturing both the top and bottom line, as well as cash and capital efficiency;

  •
  Requiring both revenue and profitability above target in order to achieve an above-target payout on these two measures would encourage the pursuit of profitable revenue;

  •
  A linkage to business unit results for business unit executives would help drive accountability;

  •
  A balanced weighting would limit the likelihood of rewarding executives for excessive risk-taking;

  •
  A balance of measures would avoid paying for the same performance twice;

  •
  MBOs would enhance focus on business objectives, such as operational objectives, strategic initiatives, succession planning, and people development, that will be important to the long-term success of the company; and

  •
  The additional incentive opportunity for ROIC and TSR performance would reinforce the prudent use of capital at stretch levels on behalf of stockholders.

              The definition of and rationale for each of the financial performance metrics that was used is described in greater detail below:

Fiscal 2013 PfR Financial Metrics Definitions and Rationale

Fiscal 2013 Financial Performance Metrics(1)	Definition	Rationale for Metric

Corporate Revenue Business Revenue(2)	Net revenue as reported in HP's Annual Report on Form 10-K for fiscal 2013 Business reported net revenue as reported in HP's Annual Report on Form 10-K for fiscal 2013	Reflects top line performance, which we believe is a strong indicator of our long-term ability to drive stockholder value

Corporate Net Earnings Business Net Profit ("BNP")(2)	Non-GAAP net earnings, as reported in HP's fourth quarter fiscal 2013 earnings press release, excluding bonus target, net of income tax(3)
	Business owned operating profit less corporate marketing expense allocation plus bonus target net of income tax	Reflects bottom line financial performance, which we believe is most directly tied to stockholder value on a short-term basis

Corporate Free Cash Flow	Cash flow from operations less net capital expenditures (gross purchases less retirements) divided by net revenue (expressed as a percentage of revenue)	Reflects efficiency of cash management practices, including working capital and capital expenditures

Corporate ROIC	Non-GAAP net earnings, as reported in HP's fourth quarter fiscal 2013 earnings press release, divided by average invested capital (total assets minus total liabilities plus total debt plus impairments)	Reflects efficiency in allocating capital to generate improved returns for the business

(1)
While we report our financial results in accordance with GAAP, our financial performance targets under our incentive plans are sometimes based on non-GAAP financial measures. These non-GAAP financial measures may be further adjusted as permitted by those plans and approved by the HRC Committee. These metrics and the related performance targets are relevant only to our executive compensation program and should not be used or applied in other contexts.

(2)
For fiscal 2013, PfR Plan payments for Mr. Weisler, Mr. Nefkens, and Mr. Bradley were determined partly based on the Business Revenue and BNP for their respective business units, and partly on Corporate Free Cash Flow. Mr. Veghte's PfR Plan payment was determined based on corporate financial metrics because he served as our Chief Operating Officer until August 21, 2013.

(3)
Fiscal year 2013 non-GAAP net earnings of $6.9 billion excludes after-tax costs of $1.8 billion related to the amortization of intangible assets, restructuring charges, and acquisition-related charges. HP's management uses non-GAAP net earnings to evaluate and forecast HP's performance before gains, losses, or other charges that are considered by HP's management to be outside of HP's core business segment operating results. HP believes that presenting non-GAAP net earnings provides investors with greater visibility to the information used by

    HP's management in its financial and operational decision making. HP further believes that providing this additional non-GAAP information helps investors understand HP's operating performance and evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP diluted net earnings.

                  At its November 2013 meeting, the HRC Committee reviewed and certified performance against the financial metrics as follows:

Fiscal 2013 PfR Plan Performance Against Financial Metrics(1)

		Corporate

Metric	Weight(2)	Target ($ billion)	Result ($ billion)	Annual Cash Incentive Payout

Corporate Revenue	25.0%	$117.9	$112.3	19.6%

Corporate Net Earnings	25.0%	$8.3	$7.8	20.1%

Corporate Free Cash Flow (% of revenue)	25.0%	6.3%	8.1%	62.5%

Total	75.0%	—	—	102.3%

(1)
Ms. Whitman, Ms. Lesjak, and Mr. Veghte received PfR Plan payments based on corporate financial metrics. Mr. Weisler's PfR Plan payment was guaranteed at target upon his promotion to EVP, Printing and Personal Systems Group, on June 18, 2013. Mr. Nefkens received a PfR Plan payment based on Enterprise Services Business Revenue and BNP, and Corporate Free Cash Flow. Mr. Bradley received a prorated payment based on Printing and Personal Systems Group's Business Revenue and BNP, and Corporate Free Cash Flow for three quarters, and based on corporate financial metrics only for one quarter of fiscal 2013.

(2)
The financial metrics were equally weighted to account for 75% of the target annual cash incentive.

              With respect to the ROIC improvement incentive award, the HRC Committee certified that the ROIC improvement was below the stretch goal, which led to a ROIC award adjustment of 0%.

              With respect to performance against the MBOs, the independent members of the Board evaluated the CEO's performance during an executive session held in December 2013. The evaluation included an analysis of Ms. Whitman's performance against all of her MBOs, which included, but were not limited to: continuing to execute the turnaround plan; achieving cost reduction and optimization program objectives; making the new operating model work and implementing operational scorecards; further refining our strategy and vision, and improving strategy and planning processes and execution; shifting the CEO's focus from internal to external; advancing our capabilities in cloud, security, big data and mobility; optimizing HP Labs; and improving employee engagement with special focus on vice presidents. After conducting a thorough review of Ms. Whitman's performance, the independent members of the Board determined that Ms. Whitman's MBO performance had been achieved above target. Ms. Whitman's accomplishments included:

  •
  Significantly advancing our turnaround, including generating over $2 billion of labor savings in fiscal 2013;

  •
  Implementing improved operational processes and scorecards;

  •
  Bringing our new strategy to life for customers, partners, employees, and investors;

  •
  Creating effective business unit strategies and plans;

  •
  Meeting with approximately 1,000 customers and partners and improving their engagement with HP;

  •
  Improving leadership and performance of HP Labs; and

  •
  Executing a comprehensive leadership engagement program and significantly improving employee engagement scores across HP in a difficult business environment, including engagement scores for vice presidents.

              The CEO evaluated the performance of each of the other Section 16 officers and presented the results of those evaluations to the HRC Committee at its November 2013 meeting. The HRC Committee concurred in the CEO's assessment of the degree of attainment of the MBOs of the other Section 16 officers. The evaluations included an analysis of the officers' performance against all of their MBOs. The results of these evaluations and selected MBOs for the other NEOs are summarized below.

              Ms. Lesjak.    The HRC Committee determined that Ms. Lesjak's MBO performance had been achieved above target. Her MBOs included, but were not limited to: achieving cost reduction and optimization program objectives; improving the finance organization's operating model; strengthening investor relations; effectively implementing business and finance scorecards and our overall financial strategy; delivering on succession and talent development plans; and improving employee engagement scores.

              Mr. Veghte.    The HRC Committee determined that Mr. Veghte's MBO performance had been achieved at target for both of his roles in fiscal 2013—as Chief Operating and Strategy officer for HP and as head of the Enterprise Group. His MBOs included, but were not limited to: helping refine and communicate our strategy to customers, partners, and employees; delivering clear cloud and go-to-market strategies; improving the strategy organization's operating model; effectively implementing scorecards; and delivering on the Enterprise Group's financial plan.

              Mr. Weisler.    The HRC Committee determined that Mr. Weisler's MBO performance had been achieved above target. His MBOs included, but were not limited to: achieving cost reduction and optimization program objectives; conducting a comprehensive assessment of the Printing and Personal Systems Group and executing improvements; delivering a high-quality Printing and Personal Systems Group business plan and budget for fiscal 2014; improving customer, partner, and employee communications; and completing meaningful talent evaluation, development, and succession plans.

              Mr. Nefkens.    The HRC Committee determined that Mr. Nefkens' MBO performance had been achieved significantly above target. His MBOs included, but were not limited to: improving profitability on key accounts; achieving cost reduction and optimization program and Lean (Six Sigma) objectives; building a strong leadership team; improving customer satisfaction; and increasing employee engagement scores.

              Mr. Bradley.    Mr. Bradley changed roles in fiscal 2013 and the HRC Committee agreed with the CEO's recommendation that he not receive an annual incentive award on MBO performance.

              Based on the findings of these performance evaluations, the HRC Committee (and, in the case of the CEO, the independent members of the Board) certified performance against the non-financial metrics for the NEOs as follows:

Fiscal 2013 PfR Plan Performance Against Non-Financial Metrics (MBOs)

Named Executive Officer	Actual Performance as a Percentage of Target Performance (%)	Weight(1) (%)	Annual Cash Incentive (%)

Margaret C. Whitman	120	25	30.0

Catherine A. Lesjak	120	25	30.0

William L. Veghte	100	25	25.0

Dion J. Weisler	120	25	30.0

Michael G. Nefkens	150	25	37.5

R. Todd Bradley	—	25	—

(1)
Performance against non-financial metrics is weighted to account for 25% of the target annual cash incentive.

              Based on the level of performance described above on both the financial and non-financial metrics for fiscal 2013, the payouts to the NEOs under the PfR Plan were as follows:

Fiscal 2013 PfR Plan Annual Cash Incentive Payout

	Percentage of Target Annual Cash Incentive Funded		Final Annual Cash Incentive Payout

Named Executive Officer	Financial Metrics (%)	Non-Financial Metrics (%)	As % of Target Annual Cash Incentive (%)	Payout ($)

Margaret C. Whitman	102.3	30.0	132.3	3,970,000*

Catherine A. Lesjak	102.3	30.0	132.3	1,380,469

William L. Veghte	102.3	25.0	127.3	1,378,773

Dion J. Weisler	75.0	30.0	105.0	697,380

Michael G. Nefkens	111.5	37.5	149.0	1,288,668

R. Todd Bradley	72.4	0.0	72.4	846,662

*
Based on the previously established fiscal 2013 financial metrics and MBOs under the PfR Plan, the independent directors of the Board determined that Ms. Whitman's bonus for fiscal 2013 was approximately $3,970,000, or 132.3% of target, reflecting outstanding performance for the year. This reflected the Board's approval of Ms. Whitman's performance on behalf of HP, and the members' assessment that her performance in fiscal 2013 was above target. In 2013, the HRC established a target compensation level for Ms. Whitman of $16.4 million aligned with the market median. This amount included a long-term incentive ("LTI") award of $13.4 million and target cash incentive of $3 million. Due to timing delays with the grant that were necessary to accommodate stock plan share limits and the associated stock price changes of those delays, and higher-than-planned financial valuations of the grant, the aggregate grant date fair value of the LTI award was $17.11 million or $3.71 million higher than the established target LTI. Accordingly, the independent directors determined it was in the best interest of HP and its stockholders to offset this higher LTI valuation through the cash bonus of $3,970,000 otherwise payable to Ms. Whitman under the PfR Plan, resulting in Ms. Whitman receiving $3,710,000 of her $3,970,000 bonus through LTI value, and $260,000 in cash payment. This is reflected in the Summary Compensation Table.

Fiscal 2013 Long-Term Incentive Compensation

              At the beginning of fiscal 2013, the HRC Committee established a total long-term incentive target value for each NEO, except for Mr. Weisler. Of that amount, 70% was awarded in the form of PCSOs and 30% was awarded in the form of time-based RSUs. The high proportion of performance-based awards reflects our primary emphasis on performance-driven compensation. The time-based awards facilitate retention, which is also an important goal of our executive compensation program. Because Mr. Weisler was a senior vice president in November 2013, 50% of his LTI award was awarded in the form of performance-based awards and 50% was awarded in the form of time-based RSUs, consistent with other senior vice presidents.

    2013 Performance-Contingent Stock Options

              The 2013 PCSO award has an eight-year term and vests upon two conditions being met: (1) a stock price appreciation condition; and (2) a continued service condition. Specifically, 50% of the PCSO award vesting is contingent upon our stock price increasing by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP continuing for at least two years from the date of grant. The remaining 50% of the PCSO award vesting is contingent upon our stock price increasing by at least 40% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP continuing for at least three years from the date of grant.

              In establishing the stock price appreciation conditions, the HRC Committee believed that having the stock price remain at or above those levels for at least 20 consecutive trading days would be indicative of a sustained increase in value to stockholders. In addition, the HRC Committee believed that setting the stock price appreciation levels at 20% and 40% represents a significant "stretch" achievement, particularly considering the impact of our dividend yield, generating a reasonable return to stockholders. As of the end of fiscal 2013, both performance conditions have been met on the fiscal 2013 PCSO awards. For additional information, please see "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2013."

    2013 Restricted Stock Units

              The 2013 RSU award vests ratably on an annual basis over three years. Three year vesting is common in our industry and corresponds to the time frame of our turnaround efforts.

              For more information on grants of RSUs to the NEOs during fiscal 2013, see "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2013."

    Performance-Based Restricted Units Granted in Fiscal 2011 and 2012

              No PRUs were granted in fiscal 2013; however, PRUs were granted in fiscal 2011 and 2012 for which fiscal 2013 is part of the performance period. Each PRU award reflects a target number of shares that may be issued to the award recipient at the end of each three-year performance period (i.e., fiscal 2011 to fiscal 2013, and fiscal 2012 to fiscal 2014). At the end of each fiscal year, the HRC

Committee certifies performance against the applicable performance targets, and units representing the level of achievement during that fiscal year are "banked" for potential payout at the end of the three-year performance period. The HRC Committee determines the actual number of shares the recipient receives at the end of the three-year period based on results achieved versus performance targets over the performance period. The actual number of shares a recipient receives ranges from zero to two times the target number of shares depending on performance during the three-year period.

              We used "cash flow from operations as a percentage of revenue" as a financial performance metric for the PRUs granted in fiscal 2011 and 2012. Cash flow goals are set at the beginning of each fiscal year in each plan cycle, and performance is reviewed at the end of each fiscal year. A percentage of between zero and 200% is applied to one-third of a participant's cash flow target award each year to determine the number of units to be credited for that year based upon the extent to which the cash flow performance goal was achieved. If we do not achieve a threshold level of cash flow performance for the year, no units are credited for that year. The HRC Committee retained a one-year cash flow performance period in fiscal 2012 because establishing suitable cash flow goals for a longer performance period would have been difficult given the many uncertainties faced by our business.

              The PRU awards granted in fiscal 2011 also included a relative TSR performance metric, which required our total shareholder return relative to the S&P 500 over the three-year performance period to be at least at the 25th percentile in order for there to be any payout. As a result, even if annual cash flow goals were achieved or exceeded in each of the three years of the performance period, there would be no payouts if our total stockholder return was in the bottom quartile of the S&P 500 companies over the performance period. HP's TSR performance over the three-year performance period applicable to the PRU awards granted in fiscal 2011 was below the 25th percentile, which resulted in a TSR modifier of 0% for those awards. As a result, as shown in the table below, even though units had been credited each year during the performance period based on cash flow performance, no shares were released to any participant (including the four current NEOs who were granted such awards) with respect to those awards.

              The PRU awards granted in fiscal 2012 are not subject to a TSR modifier and therefore the HRC Committee established revenue growth as a new performance metric for fiscal 2012 PRU awards, given the connection between that metric and our long-term success. The HRC Committee also weighted cash flow from operations as a percentage of revenue at 70% and revenue growth at 30% for the fiscal 2012 PRU awards.

              For PRU awards granted in fiscal 2012, recipients were credited with a weighted average of 115.0% attributable to fiscal 2013 performance. PRU awards granted in fiscal 2012 have a three-year performance period and so the final number of units paid out in shares will depend on fiscal 2014 performance.

              For PRU awards granted in fiscal 2011, recipients were each credited with 132.2% of the units attributable to fiscal 2013 cash flow performance. However, due to TSR performance over the three-year period, none of these awards vested, and all were cancelled.

              The actual performance for outstanding PRU awards as of the end of fiscal 2013 is summarized in the tables below:

	Cash Flow From Operations as a Percentage of Revenue(1)				Revenue Growth

	FY11	FY12	FY13	FY14	FY12	FY13	FY14	TSR Modifier	Award Payout

FY11 Award	Achievement at 88.2%	Achievement at 35.4%	Achievement at 132.2%	N/A	N/A	N/A	N/A	0%	0%

FY12 Award	—	Achievement at 17.0%	Achievement at 164.3%	—(2)	Achievement at 56.8%	Achievement at 0.0%	—(2)	N/A	—(2)

(1)
While we report our financial results in accordance with U.S. GAAP, our financial performance targets under our incentive plans are sometimes based on non-GAAP financial measures that have been adjusted to exclude certain items. As a result of these adjustments, the financial measures used for purposes of our incentive plans may differ from the financial measures included in our financial statements for financial reporting purposes. In particular, when assessing cash flow performance for purposes of the PRU program, the HRC Committee evaluates if proposed specific and limited adjustments should be made for certain predetermined items, such as asset write downs, litigation claims or settlements, the effect of changes in tax laws or accounting principles or other similar types of extraordinary events, as permitted under the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan (the "2004 Plan"). For fiscal 2012 and fiscal 2013, cash flow from operations as a percentage of revenue was calculated using adjusted non-GAAP cash flow from operations and GAAP net revenue. Fiscal 2012 and fiscal 2013 adjusted non-GAAP cash flow from operations reflected net reductions of $1.1 billion and $0.7 billion, respectively, to cash flow from operations calculated on a GAAP basis relating to certain tax payments, the impact of lower than budgeted capital lease activity, and payments made under restructuring plans.

(2)
To be determined.

    Special Incremental Performance-Based Unit Awards

              At its July 2010 meeting, the HRC Committee approved awards of special incremental performance-based restricted units ("SIPRUs") for certain executives, including Ms. Lesjak and Mr. Bradley. Under the terms of the SIPRU awards, 40% of the units would have been earned if we met our annual earnings per share ("EPS") goals for each year in the two-year period covering fiscal 2011 and fiscal 2012 ("Segment 1"), and if our TSR performance for the same period had been at or above the 50th percentile; the remaining 60% of the units would have been earned if we had met the EPS goal for fiscal 2013, and our TSR had been above the 50th percentile at the end of the entire three-year period of the award ("Segment 2"). Any units "banked" due to EPS performance during Segment 1 or Segment 2 would have been cancelled if TSR performance was below the 50th percentile of the S&P 500 for the 24- or 36-month period, respectively. However, units could have been earned based on TSR performance during a period even if no units were earned or "banked" based on EPS performance during that segment.

              At its November 2013 meeting, the HRC Committee reviewed our actual EPS for fiscal 2013 and determined that performance was below threshold. In addition, the HRC Committee reviewed our TSR performance through the three-year period and determined it was below the 50th percentile of the S&P 500. As a result, no units were banked or earned under this program.

    Special Retention Restricted Stock Unit Awards

              In June 2011, the HRC Committee granted special retention awards of restricted stock units ("SRRSUs") to key members of the executive team, including Ms. Lesjak and Mr. Bradley, upon the recommendation of the then-current CEO. The awards were intended to provide both performance and retention incentives and will vest after four years with accelerated vesting possible in years three and four upon the attainment of certain stock price increases, which have not been achieved to date.

Salary Increases, Bonus Target Increases, and Special Performance-equity Grants in Connection with Role Changes for select NEOs

              Messrs. Nefkens, Veghte and Weisler assumed new EVP roles during fiscal 2013. Each received a salary increase upon assuming his new role, and Messrs. Nefkens and Weisler each received an increase in their annual incentive target opportunity to 125% of eligible earnings, which is consistent with other EVPs. Mr. Nefkens received a regular, annual equity award upon his promotion in December 2012. In recognition of their assuming new and increased roles and responsibilities, Messrs. Veghte and Weisler received the following one-time, special equity awards:

		Grant Date Fair Value
	Grant Date	RSU	PCSO	Total
William L. Veghte	9/18/2013	$1,800,019	$5,020,367	$6,820,386
Dion J. Weisler	8/1/2013	$1,050,013	$3,060,050	$4,110,063

              Except for Mr. Veghte's PCSO award, the special equity awards include the same service and stock price appreciation conditions as described above for fiscal 2013 annual equity grants. Mr. Veghte's special PCSO award is divided into three equal tranches that must meet certain conditions to vest. For Mr. Veghte's special PCSO award to vest, both a stock price appreciation condition and a continued service condition must be satisfied. For the first third of his special PCSO award to vest, our stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and Mr. Veghte's service must continue for at least one year from the date of grant. For the second third of his award to vest, our stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and Mr. Veghte's service must continue for at least two years from the date of grant. For the remaining third of his award to vest, our stock price must increase by at least 40% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and Mr. Veghte's service must continue for at least three years from the date of grant. If the stock price appreciation conditions have not been met by the fourth anniversary of the grant date, the options will be forfeited.

              The HRC Committee determined that the value of these one-time, special awards should be considered to be spread out over their three-year vesting period, and to be considered part of fiscal 2014, 2015 and 2016 pay.

              In addition, Mr. Veghte received a special three-year incentive opportunity linked to the profitability performance of the Enterprise Group over fiscal 2014, 2015 and 2016. Similar to Mr. Veghte's special PCSO award described above, the HRC Committee determined that the value of this special three-year bonus should be considered to be spread out over the three-year performance period, and to be considered part of fiscal 2014, 2015 and 2016 pay.

              The special equity award and three-year incentive opportunity for Mr. Veghte reflected not only his new and increased role and responsibilities, and his critical role in the Enterprise Group, but also reflected a one-time retention grant to counter an offer for a leadership role at an external company.

              Upon his promotion to EVP, and in support of our turnaround effort, Mr. Nefkens received a special, one-time RSU award opportunity linked to the profitability of Enterprise Services in lieu of his continued participation in a similar cash incentive program for senior vice presidents. Under the program, Mr. Nefkens could receive an award if ES-owned operating profit ("OOP") exceeded target, with a maximum award of $2.625 million if OOP exceeded target by $300 million, with straight line interpolation between target and maximum. At its November 2013 meeting, the HRC Committee reviewed and approved an Enterprise Services' OOP result of $49 million above target and a resulting RSU award of $428,750 to be granted to Mr. Nefkens in December 2013. This RSU award will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date subject to his continued employment.

Fiscal 2014 Compensation Programs

              The Board and the HRC Committee regularly explore ways in which our executive compensation program can be improved. We engage with our stockholders to elicit their feedback, and we take this feedback very seriously. In 2013, 76% of shares voted were voted in favor of our "say-on-pay" proposal. In response to this vote, we had numerous discussions with institutional investors to determine the key factors contributing to their vote and how we could improve the program for 2014. In addition, in making changes for 2014 we considered the evolution of our turnaround, the industry, and our current business needs in order to maintain a program that encourages strong performance from our executives, pays commensurately with the performance delivered, and aligns their interests with those of our stockholders. While many elements of the 2013 executive compensation program will remain in 2014, changes for fiscal 2014 include:

  •
  CEO Compensation.    When she joined HP as CEO, the Board established an initial salary for Ms. Whitman of $1 per year, reflecting the company's turnaround. Since we expect fiscal 2014 to be a "recovery and expansion" year, the Board decided it would be appropriate to begin paying Ms. Whitman a salary consistent with the median of our peer group. As a result, for fiscal 2014, Ms. Whitman will receive a salary of $1.5 million. The rest of her compensation was rebalanced with a reduction in LTI grant date award value to maintain a total package that approximates the competitive median of our market and is consistent with our pay positioning strategy and pay-for-performance philosophy.

  •
  Incentive Measures.    In fiscal 2013, the HRC Committee added a Return on Invested Capital (ROIC) and Relative TSR feature to the PfR Plan. The HRC Committee determined that these measures could be better influenced over the longer term. As a result, for fiscal 2014, we are eliminating the ROIC/TSR multiplier from the PfR Plan, and therefore, the maximum annual cash incentive opportunity will be reduced from 350% to 250% of target. ROIC and relative TSR measures will be incorporated into our long-term incentive plans (see below).

  •
  Mix of Long-term Incentive Awards.    LTI awards will continue to be 70% performance-based and 30% time-based. However, the mix of performance-based LTI awards will change in fiscal 2014 from 70% to 40% in PCSOs, and from 0% to 30% in performance-adjusted restricted stock units ("PARSUs"), which is a new vehicle under the 2004 Plan for fiscal 2014. The remaining 30% of the total LTI value will continue to be awarded as time-based RSUs.

  •
  Performance-Contingent Stock Options.    The fiscal 2014 PCSO awards will vest in three tranches versus two tranches in fiscal 2013. Specifically,

  •
  one-third of the PCSO award will vest upon either (i) continued service of one year and our closing stock price is at least 10% over the grant date stock price for at least 20 consecutive trading days within two years from the date of grant, or (ii) continued service for seven years and our TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant;

  •
  one-third will vest upon either (i) continued service for two years and our closing stock price is at least 20% over the grant date stock price for at least 20 consecutive trading days within three years from the date of grant, or (ii) continued service for seven years and our TSR being at our above the 55th percentile relative to the S&P 500 in seven years from the date of grant; and

  •
  one-third will vest upon either (i) continued service of three years and our closing stock price is at least 30% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant, or (ii) continued serviced for seven years and our TSR being at our above the 55th percentile relative to the S&P 500 in seven years from the date of grant.

  The HRC Committee determined that these changes would be appropriate based on an analysis conducted by Farient that showed that the new structure will on average require returns commensurate with the competitive environment as well as with the 2013 PCSO requirements, and considering that a three-tranche vs. two-tranche format will encourage more even stockholder value creation over time. Moreover, the HRC Committee determined that the seven-year relative TSR measure is more appropriate for a long-term than a short-term plan because it will encourage long-term value creation. The HRC Committee also concluded that the PCSOs should be earned if we outperform the market over the longer-term (i.e., seven years), coupled with the executive satisfying the seven-year service requirement. If neither the stock price goals nor the TSR performance goal has been met by the seventh anniversary of the grant date, the PCSOs will be forfeited.

  •
  Performance-Adjusted Restricted Stock Unit.    The PARSU is a new long-term incentive compensation vehicle granted under the 2004 Plan that will be granted to all NEOs and other executive officers. The initial PARSU grants made in fiscal 2014 will have a three-year performance period commencing at the beginning of fiscal 2014 and ending at the end of fiscal 2016. Under this program, 50% of the PARSUs will be eligible for vesting based on performance over two years with continued service, and 50% of the PARSUs will be eligible for vesting based on performance over three years with continued service. The awards eligible for two-year vesting will be 50% contingent upon our two-year Relative TSR ("RTSR") and 50% contingent on our ROIC performance, and similarly, the awards eligible for three-year vesting will be 50% contingent upon our three-year RTSR and 50% contingent on our ROIC performance. This structure is depicted in the chart below.

2014-2016 PARSUs

			Relative TSR vs. S&P 500		Payout
Key Design Elements	ROIC vs. Internal Goals

Weights	25%	25%	25%	25%	% of

Performance/Vesting Periods(1)	2 years	3 years	2 years	3 years	Target(2)

Performance Levels:
Max > Target Target Threshold < Threshold	To be disclosed after the end of the performance periods		> 90th percentile 70th percentile 50th percentile 25th percentile < 25th percentile		200% 150% 100% 50% 0%

(1)
Performance measurement and vesting occur at the end of the two-and three-year periods

(2)
Interpolate for performance between discrete points

              Internal ROIC goals were set after consideration of historical performance, internal budgets, external expectations, and peer group performance.

              The PARSUs were structured to vest 50% over two and 50% over three years because this time horizon is consistent with our turnaround plan. Relative TSR was chosen as a performance measure because it is a direct measure of stockholder value, and complements the absolute measure of stock price growth inherent in the PCSOs. ROIC was chosen because it measures capital efficiency, which is a key driver of stockholder value.

Benefits

              We do not provide our executives, including the NEOs, with special or supplemental defined benefit pension or health benefits. Our NEOs receive health and welfare benefits (including retiree medical benefits, if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to our employees generally.

              Benefits under all U.S. pension plans were frozen effective December 31, 2007. As a result, no NEO or any other HP employee accrued a benefit under any HP U.S. defined benefit pension plan during fiscal 2013. The amounts reported as an increase in pension benefits are for those NEOs who previously accrued a benefit in an HP pension plan prior to 2008, and reflect changes in actuarial values only, not additional benefit accruals.

              The NEOs, along with other HP executives who earn base pay or an annual cash incentive in excess of certain federal tax law limits, are eligible to participate in the HP Executive Deferred Compensation Plan (the "EDCP"). This plan is maintained to permit executives to defer some of their compensation in order to also defer taxation on such amounts. This is a standard benefit plan also offered by most of our peer group companies. The EDCP permits deferral of base pay in excess of the amount taken into account under the qualified HP 401(k) Plan ($255,000 in fiscal 2013) and up to 95% of the annual cash incentive payable under the PfR Plan. In addition, we make a 4% matching contribution to the plan on base pay contributions in excess of Internal Revenue Service ("IRS") limits. This is the same percentage as that which those executives are eligible to receive under the HP 401(k) Plan. In effect, the EDCP permits these executives and all employees to receive a 401(k)-type matching contribution on a portion of base-pay deferrals in excess of IRS limits. Amounts deferred or matched under the EDCP are credited with investment earnings based on investment options selected by the participant from among mutual and proprietary funds available to employees under the HP 401(k) Plan. No amounts earn above-market returns.

              Consistent with its practice of not providing any special or supplemental executive benefit programs, including arrangements that would otherwise provide special benefits to the family of a deceased executive, in 2011 the HRC Committee adopted a policy that, unless approved by our stockholders pursuant to an advisory vote, we will not enter into a new plan, program or agreement or modify an existing plan, program or agreement with a Section 16 officer that provides for payments, grants or awards following the death of the officer in the form of unearned salary or unearned annual cash incentives, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity, perquisites, and other payments or awards made in lieu of compensation, except to the extent that such payments, grants or awards are provided or made available to our employees generally.

Perquisites

              Consistent with the practices of many of our peer group companies, we provide a small number of perquisites to our senior executives, including the NEOs, as discussed below.

              We provide our NEOs with financial counseling services to assist them in obtaining professional financial advice, which is a common benefit among our peer group companies.

              Due to our global presence, we maintain a certain number of corporate aircraft. Personal use of these aircraft by the CEO and some of her direct reports, including all of the NEOs, is permitted, subject to availability. The CEO may use HP aircraft for personal purposes in her own discretion and, at times, is advised to use HP aircraft for personal travel for security reasons. EC members may use HP aircraft for personal purposes, if available and approved by the CEO. The CEO and EC members are taxed on the value of this usage according to IRS rules. There is no tax gross-up paid on the income attributable to this value. In fiscal 2012, Ms. Whitman entered into a "time-sharing agreement" with HP, under which she reimburses us for costs incurred in connection with certain personal travel on corporate aircraft.

              Following a global risk management review commissioned by the Audit Committee of the Board, security systems were installed at the personal residences of some of our executives, including the NEOs. These protections are provided due to the range of security issues that may be encountered by key executives of any large, multinational corporation.

Severance Plan for Executive Officers

              Our Section 16 officers (including all of the NEOs) are covered by the HP Severance Plan for Executive Officers (the "SPEO"), which is intended to protect HP and its stakeholders, and provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination, not for cause, and who execute a full release of claims following such termination, which release has not been revoked or attempted to be revoked, are eligible to receive severance benefits in an amount determined as a multiple of base pay and the average of the actual annual cash incentives paid for the preceding three years. In the case of the NEOs, the multiplier is 1.5. In the case of the CEO, the multiplier would have been 2.0 under the terms of the SPEO, but Ms. Whitman elected to be eligible for the same multiplier as the other NEOs. In all cases, this benefit will not exceed 2.99 times the sum of the executive's base pay plus target annual cash incentive as in effect immediately prior to the termination of employment.

              Although the majority of compensation for our executives is performance-based and largely contingent upon achievement of financial goals, the HRC Committee continues to believe that the SPEO provides important protection to the Section 16 officers and is appropriate for the attraction and retention of executive talent. In addition, we find it more equitable to offer severance benefits based on a standard formula for the Section 16 officers because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations. As a result, and consistent with the practice of our peer group companies, other compensation decisions are not generally based on the existence of this severance protection.

              In addition to the cash benefit, SPEO participants are eligible to receive (1) a pro-rata annual cash incentive for the year of termination based on actual performance results, in the discretion of the HRC Committee, (2) pro-rata vesting of unvested equity awards, if the executive has worked at least 25% of the applicable service vesting period and only if any applicable performance conditions have been satisfied, and (3) for payment of a lump sum health benefit stipend of an amount equal to 18 months' COBRA premiums for continued group medical coverage for the executive and his or her eligible dependents, to the extent those premiums exceed the premiums for active employees in the same plan with the same level of coverage for a period of 18 months.

Benefits in the Event of a Change in Control

              We do not generally provide change in control benefits to our executive officers. While the Board or the HRC Committee does have broad discretion to accelerate vesting of all stock and stock option awards upon a change in control, accelerated vesting is not automatic. This approach allows the Board or the HRC Committee to decide whether to vest equity after taking into consideration the facts and circumstances of a given transaction. As a result, the NEOs could become fully vested in their outstanding equity awards upon a change in control if the Board or the HRC Committee affirmatively acts to accelerate vesting.

              In addition, an involuntary termination of employment following a change in control of HP could qualify as "involuntary termination, not for cause" within the meaning of the SPEO. This event would trigger the same level of benefits as though the termination occurred absent a change in control.

              In the fall of 2010, the HRC Committee entered into a letter agreement with Ms. Lesjak relating to her employment with HP, which concluded on December 15, 2013. That letter agreement included, among other things, certain protections for Ms. Lesjak in the event of a change in control of HP during the three-year term of the agreement. The HRC Committee believed that including those provisions was appropriate given the context of changes in our leadership at that time.

Employment Offer Letter for Margaret C. Whitman as President and CEO

              The terms of the offer letter under which Ms. Whitman was elected President and CEO provided for her to receive an initial base salary of $1 per year, a fiscal 2012 target annual cash incentive under the PfR Plan of $2.4 million, with a maximum fiscal 2012 annual cash incentive opportunity equal to 2.5 times target, subject to the satisfaction of the same performance conditions applicable to other participants in the PfR Plan, and a grant of an option to purchase 1,900,000 shares of our stock. The option vests in accordance with the vesting schedule and performance criteria described below:

  •
  100,000 option shares will vest, if at all, on each of the first three anniversaries of the option grant date, subject to Ms. Whitman's continued employment (thus 66.67% of these option shares have vested);

  •
  800,000 of the option shares will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the eight-year term of the option: (i) Ms. Whitman's continued employment on the first anniversary of the option grant date; and (ii) subject to Ms. Whitman's continued employment on such date, the first date following the grant date that the closing price of our stock on the NYSE has met or exceeded 120% of the exercise price of the option for at least 20 consecutive trading days; and

  •
  800,000 of the option shares will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the eight-year term of the option: (i) Ms. Whitman's continued employment on the second anniversary of the option grant date; and (ii) subject to Ms. Whitman's continued employment on such date, the first date following the grant date that the closing price of our stock on the NYSE has met or exceeded 140% of the exercise price of the option for at least 20 consecutive trading days.

              The option is subject to substantially the same terms and conditions as apply to options granted to other executives under the 2004 Plan except (i) if Ms. Whitman's employment is involuntarily terminated without cause by HP, then Ms. Whitman will forfeit all unvested shares subject to performance- based vesting, receive pro-rata accelerated vesting of all unvested shares subject to time-based vesting, and retain the right to exercise the option with respect to vested shares during the one-year period following her termination (or until the original expiration date of the option, if earlier), and (ii) any accelerated vesting of the option following Ms. Whitman's death or disability will apply only to shares subject to time-based vesting with any unvested shares subject to performance-based vesting being forfeited. In addition, Ms. Whitman is entitled to receive severance benefits payable under the SPEO at the rate applicable to an EVP rather than the rate applicable to the CEO (that is, using a 1.5x multiple of base pay plus annual cash incentive, rather than the 2.0x multiplier otherwise applicable to the CEO under the SPEO).

Other Compensation-Related Matters

Succession Planning

              Among the HRC Committee's responsibilities described in its charter is to oversee succession planning and leadership development. The Board plans for succession of the CEO and annually reviews senior management selection and succession planning that is undertaken by the HRC Committee. As part of this process, the independent directors annually review the HRC Committee's recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board. In fiscal 2013, the HRC Committee conducted a full executive talent review of all EC members, focusing specifically on EC member succession plans with an emphasis on CEO succession. In connection with that review, the HRC Committee identified three potential successors to the CEO and created development plans for all three individuals.

              In conjunction with the EC member talent review, management also reviewed potential successors for the top 119 roles across HP. In connection with that review, we concluded that "ready now" potential successors exist for approximately two-thirds of those roles, which represents an increase in the level of readiness of our talent compared to previous years. We created development plans for the potential successors who were identified as being ready in one to two years or three to five years. We also continued tracking development plans for roles at the vice president level or above. In addition, we expanded our executive talent review process to include all vice presidents and director-level employees, as well as critical roles beyond the top 119 roles. By the end of fiscal 2013, we had greater visibility into our talent pool down to the director level, and, in fiscal 2014, we will use that data to build the succession plans for the next tier of critical roles.

Stock Ownership Guidelines

              Our stock ownership guidelines are designed to increase executives' equity stakes in HP and to align executives' interests more closely with those of stockholders. The current guidelines provide that, within five years of assuming a designated position, the CEO should attain an investment position in our stock equal to seven times her base salary and all other EVPs should attain an investment position equal to five times their base salary. Since the CEO salary was initially set at $1, we have used an imputed salary of $1.5 million, which is a competitive salary for a CEO in our peer group, to calculate Ms. Whitman's ownership requirement, thereby requiring her to hold shares with a value equal to at least $10.5 million within five years of joining HP. Shares counted toward these guidelines include any shares held by the executive directly or through a broker, shares held through the HP 401(k) Plan, shares held as restricted stock, shares underlying time-vested RSUs, and shares underlying vested but unexercised stock options (50% of the in-the-money value of such options is used for this calculation). NEOs subject to this ownership guideline (that is, those who have been in a covered role for five or more years) are in compliance with its requirements.

              The HRC Committee has adopted a policy prohibiting our executive officers from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) including, among other things, short sales, transaction involving publicly traded options. In addition, with limited exceptions, our executive officers are prohibited from holding HP securities in margin accounts and from pledging HP securities as collateral for loans. We believe that these policies further align our executives' interests with those of our stockholders.

Accounting and Tax Effects

              The impact of accounting treatment is considered in developing and implementing our compensation programs, including the accounting treatment as it applies to amounts awarded or paid to our executives.

              The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as limited by Section 162(m) of the Code. Most of our compensation programs are designed with the intention that compensation paid thereunder will be eligible to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of our compensation programs necessarily qualify for deductibility.

Policy on Recovery of Annual Cash Incentive in Event of Financial Restatement

              In fiscal 2006, the Board adopted a "clawback" policy that permits the Board to recover certain annual cash incentives from senior executives whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery of annual cash incentives paid at or above target from those senior executives whose fraud or misconduct resulted in the restatement where the annual cash incentives would have been lower absent the fraud or misconduct, to the extent permitted by applicable law.

              In addition, in fiscal 2013, we added a provision to our incentive plan document to allow for the recoupment of annual cash incentive and long-term incentive awards consistent with applicable law and the "clawback" policy.

 HR and Compensation Committee Report on Executive Compensation

              The HR and Compensation Committee of the Board of HP has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of HP filed for the fiscal year ended October 31, 2013.

HR and Compensation Committee of the Board of Directors

Patricia F. Russo, Chair
Shumeet Banerji
James A. Skinner
Ralph V. Whitworth

Summary Compensation Table

              The following table sets forth information concerning the compensation of our CEO, our chief financial officer, our three other most highly compensated executive officers serving during fiscal 2013 and one HP employee who served as an executive officer during fiscal 2013, but who was no longer serving as such on the last day of fiscal 2013.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Margaret C. Whitman	2013	1	—	4,394,475	12,713,433	260,000	(6)	—	275,334	17,643,243
President and Chief	2012	1	—	7,040,076	6,414,249	1,686,915		—	220,901	15,362,142
Executive Officer	2011	1	—	—	16,146,331	—		—	372,598	16,518,930
Catherine A. Lesjak	2013	835,032	—	1,500,002	4,460,404	1,380,469		—	40,600	8,216,507
Executive Vice President	2012	825,011	—	2,478,698	2,308,503	570,166		480,404	40,670	6,703,452
and Chief Financial Officer	2011	825,000	—	9,310,408	—	679,143		89,920	101,507	11,005,978
William L. Veghte	2013	866,776	1,083,470	3,450,021	9,926,810	295,303		—	22,469	15,644,849
Executive Vice President and General Manager, Enterprise Group
Dion J. Weisler	2013	647,478	2,302,598	1,603,213	3,473,722	33,208		—	1,089,993	9,150,212
Executive Vice President, Printing and Personal Systems Group
Michael G. Nefkens	2013	691,693	—	1,050,017	3,332,493	1,288,668		—	2,663,130	9,026,001
Executive Vice President,
Enterprise Services
R. Todd Bradley(9)	2013	935,036	—	1,875,002	5,575,504	846,662		235	66,281	9,298,720
Former Executive Vice	2012	850,011	—	2,974,443	2,770,206	640,569		251	127,125	7,362,605
President, Printing and	2011	850,000	—	9,271,624	—	464,457		273	105,447	10,691,801
Personal Systems Group

(1)
Amounts shown represent base salary earned or paid during the fiscal year, as described under "Compensation Discussion and Analysis—Analysis of Elements of Fiscal 2013 Executive Compensation—Base Pay." The fiscal 2013 salary amount for Mr. Weisler above reflects the conversion of Mr. Weisler's salary from Singaporean dollars to U.S. dollars using the currency exchange rate in effect at the time of each payment to Mr. Weisler.

(2)
No discretionary bonuses were awarded to the NEOs by the HRC Committee for fiscal 2011 or fiscal 2012. The fiscal 2013 bonus amount for Mr. Veghte represents a guaranteed portion of his annual incentive bonus payable under the PfR Plan. The fiscal 2013 bonus amount for Mr. Weisler represents the second installment of a signing bonus of $1,552,869 paid under the terms of his employment offer letter, a retention bonus of $85,557 and a guaranteed portion of $664,172 of his annual incentive bonus payable under the PfR Plan.

(3)
The grant date fair value of all stock awards has been calculated in accordance with applicable accounting standards. In the case of RSUs and SRRSUs, the value is determined by multiplying the number of units granted by the closing price of our stock on the grant date. In the case of PRUs and SIPRUs, the accounting standards provide for the value to be determined using only those tranches where the applicable financial performance targets have been set as of the reporting date.

(4)
The grant date fair value of option awards with time-based vesting is calculated by multiplying the Black-Scholes-Merton value determined as of the date of grant by the number of options awarded. The grant date fair value of PCSO awards is calculated using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. For information on the assumptions used to calculate the fair value of the awards, refer to Note 2 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as filed with the SEC on December 30, 2013.

(5)
Amounts shown represent payouts under the PfR Plan (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

(6)
Based on the previously established fiscal 2013 financial metrics and MBOs under the PfR Plan, the independent directors of the Board determined that Ms. Whitman's bonus for fiscal 2013 was approximately $3,970,000, or 132.3% of target, reflecting outstanding performance for the year. This reflected the Board's approval of Ms. Whitman's performance on behalf of HP, and the members' assessment that her performance in fiscal year 2013 was above target. In 2013, the HRC established a target compensation level for Ms. Whitman of $16.4 million aligned with the market median. This amount included a long-term incentive ("LTI") award of $13.4 million and target cash incentive of $3 million. Due to timing delays with the grant that were necessary to accommodate stock plan share limits and the associated stock price changes of those delays, and higher-than-planned financial valuations of the grant, the aggregate grant date fair value of the LTI award was $17.11 million or $3.71 million higher than the established target LTI. Accordingly, the independent directors determined it was in the best interest of HP and its stockholders to offset this higher LTI valuation through the cash bonus of $3,970,000 otherwise payable to Ms. Whitman under the PfR Plan, resulting in Ms. Whitman receiving $3,710,000 of her $3,970,000 bonus through LTI value, and $260,000 in cash payment. This is reflected in the amount above.

(7)
Amounts shown represent the increase in the actuarial present value of NEO pension benefits during the applicable fiscal year. There is no amount shown for NEOs where there has been a decrease in the actuarial present value of pension benefits, which has occurred for Ms. Lesjak and Mr. Nefkens due to an increase in the discount rates used to determine these present values as of October 31, 2013 compared to those used as of October 31, 2012. As described in more detail under "Narrative to the Fiscal 2013 Pension Benefits Table" below, pension accruals have ceased for all NEOs, and NEOs hired after the dates that pension accruals ceased are not eligible to participate in any such pension plan. Accordingly, the amounts reported for the NEOs do not reflect additional accruals but reflect the passage of one more year from the prior present value calculation, which includes interest growth on cash balance accounts as defined under the terms of the HP Pension Plan as well as changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote (2) to the Fiscal 2013 Pension Benefits Table below. No HP plan provides for above-market earnings on deferred compensation amounts, so the amounts reported in this column do not reflect any such earnings.

(8)
The amounts shown are detailed in the supplemental All Other Compensation Table below.

(9)
Effective June 18, 2013, Mr. Bradley ceased serving as Executive Vice President, Printing and Personal Systems when he accepted the non-Executive Council position of Executive Vice President, Strategic Growth Initiatives and thus ceased to be a Section 16 officer.

 Fiscal 2013 All Other Compensation Table

              The following table provides additional information about the amounts that appear in the "All Other Compensation" column in the Summary Compensation Table above:

Name	401(k) Company Match(1) ($)	NQDC Company Match(2) ($)	Mobility Program(3) ($)	Security Services/ Systems(4) ($)	Legal Fees ($)	Severance Payments ($)	Personal Aircraft Usage(5) ($)	Tax Gross- Up(6) ($)	Miscellaneous(7) ($)	Total AOC ($)
Margaret C. Whitman	—	—	—	1,769	—	—	254,162	—	19,403	275,334
Catherine A. Lesjak	10,193	10,000	—	2,407	—	—	—	—	18,000	40,600
William L. Veghte	7,650	—	—	—	—	—	2,034	—	12,785	22,469
Dion J. Weisler	—	—	387,560	8,699	—	—	3,464	628,485	61,785	1,089,993
Michael G. Nefkens	7,650	—	1,907,807	—	—	—	2,565	745,108	—	2,663,130
R. Todd Bradley	10,200	10,000	—	9,624	—	—	11,754	—	24,703	66,281

(1)
Represents matching contributions made under the HP 401(k) Plan.

(2)
Represents matching contributions credited during fiscal 2013 under the HP Executive Deferred Compensation Plan with respect to the 2012 calendar year of that plan.

(3)
For Mr. Weisler, represents benefits provided under our executive mobility program. Mr. Weisler's home location is Singapore, but since July 2013, Mr. Weisler has been on assignment in Palo Alto, California. For Mr. Nefkens, represents a relocation bonus of $1,500,000, which was paid under the terms of his employment offer letter, and benefits provided under our executive mobility program of $407,807. Mr. Nefkens was on an assignment in the United Kingdom during fiscal 2013 and relocated to Palo Alto, California in June 2013.

(4)
Represents home security services provided to the NEOs. Although security systems were installed at our request, consistent with SEC guidance, the expense is reported here as a perquisite due to the fact that there is an incidental personal benefit.

(5)
Represents the value of personal usage of HP corporate aircraft. For purposes of reporting the value of such personal usage in this table, we use data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering and supplies. For trips by NEOs that involve mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income.

(6)
Represents reimbursement for taxes incurred as a result of benefits provided under our executive mobility program.

(7)
Generally includes imputed income with respect to attendance at HP events by the NEO's spouse or other guest, and amounts paid either directly to the executives or on their behalf for financial counseling, as follows: Ms. Whitman: $18,000; Ms. Lesjak: $18,000; Mr. Veghte: $11,441; Mr. Weisler: $14,250; and Mr. Bradley: $18,000.

Narrative to the Summary Compensation Table

              The amounts reported in the Summary Compensation Table, including base pay, annual and LTI award amounts, benefits and perquisites, are described more fully under "Compensation Discussion and Analysis."

              The amounts reported in "Non-Equity Incentive Plan Compensation" column include amounts earned in fiscal 2013 by each of the NEOs under the PfR Plan. The narrative description of the remaining information in the Summary Compensation Table is provided in the narrative to the other compensation tables.

Grants of Plan-Based Awards in Fiscal 2013

              The following table provides information on awards granted under the PfR Plan for fiscal 2013 and awards of RSUs, PCSOs and non-qualified stock options ("NQs") granted as part of fiscal 2013 long-term incentive compensation:

									All Other Option Awards: Exercise or Base Price of Option Awards ($)
								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Margaret C. Whitman
PfR	11/1/2012	30,000	3,000,000	10,500,000	—	—	—	—	—	—
PCSO	12/6/2012	—	—	—	—	1,500,000	—	—	13.83	6,609,357
RSU	1/2/2013	—	—	—	—	—	—	287,057	—	4,311,596
PCSO	1/2/2013	—	—	—	—	1,212,943	—	—	15.02	6,104,076
RSU	3/20/2013	—	—	—	—	—	—	3,616	—	82,879
Catherine A. Lesjak
PfR	11/1/2012	10,438	1,043,750	3,653,125	—	—	—	—	—	—
RSU	12/6/2012	—	—	—	—	—	—	108,460	—	1,500,002
PCSO	12/6/2012	—	—	—	—	1,012,293	—	—	13.83	4,460,404
William L. Veghte
PfR	11/1/2012	10,625	1,062,500	3,718,750	—	—	—	—	—	—
RSU	12/6/2012	—	—	—	—	—	—	119,306	—	1,650,002
PCSO	12/6/2012	—	—	—	—	1,113,522	—	—	13.83	4,906,443
RSU	9/18/2013	—	—	—	—	—	—	82,494	—	1,800,019
PCSO	9/18/2013	—	—	—	—	769,936	—	—	21.82	5,020,367
Dion J. Weisler
PfR	11/1/2012	4,348	434,803	1,521,811	—	—	—	—	—	—
RSU	12/6/2012	—	—	—	—	—	—	40,000	—	553,200
NQ	12/6/2012	—	—	—	—	120,000	—	—	13.83	413,672
RSU	8/1/2013	—	—	—	—	—	—	40,031	—	1,050,013
PCSO	8/1/2013	—	—	—	—	373,618	—	—	26.23	3,060,050
Michael G. Nefkens
PfR	11/1/2012	7,500	750,000	2,625,000	—	—	—	—	—	—
RSU	1/16/2013	—	—	—	—	—	—	61,012	—	1,050,017
PCSO	1/16/2013	—	—	—	—	569,437	—	—	17.21	3,332,493
R. Todd Bradley
PfR	11/1/2012	11,688	1,168,750	4,090,625	—	—	—	—	—	—
RSU	12/6/2012	—	—	—	—	—	—	135,575	—	1,875,002
PCSO	12/6/2012	—	—	—	—	1,265,366	—	—	13.83	5,575,504

(1)
Amounts represent the range of possible cash payouts for fiscal 2013 awards under the PfR Plan.

(2)
Except as otherwise noted, PCSO awards vest as follows: For the first half of the award to vest, our stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for two years from the date of grant, or, if longer, until the date the stock price is met. For the remainder of the award to vest, our stock price must increase by at least 40% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and the recipient's service to HP must continue for three years from the date of grant, or longer, until the date the stock price is met. The PCSO award for Mr. Veghte vests as follows: For the first third of the award to vest, our stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and Mr. Veghte's service to HP must continue for one year from the date of grant, or longer, until the date the stock price is met. For the second third of the award to vest, our stock price must increase by at least 20% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and Mr. Veghte's service to HP must continue for at least two years from the date of grant. For the remainder of the award to vest, our stock price must increase by at least 40% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant and Mr. Veghte's service to HP must continue for three years from the date of grant or, if longer, until the date the stock price is met. All PCSO awards have an eight-year term. Mr. Weisler's NQ option award vests one third each on the first, second, and third anniversaries of the grant date subject to his continued service to HP.

(3)
RSUs vest as to one-third of the units on each of the first three anniversaries of the grant date, subject to continued service with HP.

(4)
See footnote (3) to the Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

 Outstanding Equity Awards at 2013 Fiscal Year-End

              The following table provides information on stock and option awards held by the NEOs as of October 31, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option Exercise Price(3) ($)	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Margaret C. Whitman	200,000	100,000	1,600,000	23.59	9/27/2019	407,754	9,936,965	172,622	4,206,798
	—	—	636,847	26.38	12/14/2019	—	—	—	—
	—	—	1,500,000	13.83	12/6/2020	—	—	—	—
	—	—	1,212,943	15.02	1/2/2021	—	—	—	—
Catherine A. Lesjak	35,000	—	—	31.50	1/23/2014	240,610	5,863,666	59,486	1,449,674
	100,000	—	—	42.27	1/18/2015	—	—	—	—
	—	—	219,459	27.34	12/12/2019	—	—	—	—
	—	—	1,012,293	13.83	12/6/2020	—	—	—	—
William L. Veghte	30,000	10,000	—	47.00	5/19/2018	243,558	5,935,508	59,486	1,449,674
	—	—	219,459	27.34	12/12/2019	—	—	—	—
	—	—	1,113,522	13.83	12/6/2020	—	—	—	—
	—	—	769,936	21.82	9/18/2021	—	—	—	—
Dion J. Weisler	12,500	37,500	—	27.15	1/19/2020	116,328	2,834,913	—	—
	—	—	120,000	13.83	12/6/2020	—	—	—	—
	—	—	373,618	26.23	8/1/2021	—	—	—	—
Michael G. Nefkens	28,000	14,000	—	23.59	9/27/2019	88,997	2,168,857	5,693	138,738
	7,000	14,000	—	28.41	12/7/2019	—	—	—	—
	—	—	569,437	17.21	1/16/2021	—	—	—	—
R. Todd Bradley	200,000	—	—	42.27	1/18/2015	306,395	7,466,846	71,384	1,739,628
	—	—	263,351	27.34	12/12/2019	—	—	—	—
	—	—	1,265,366	13.83	12/6/2020	—	—	—	—

(1)
The option held by Ms. Whitman vests as to 100,000 of the shares on each of the first, second and third anniversaries of September 27, 2011, the date of grant.

(2)
Option awards in this column vest as to one-half of the shares on each of the second and third anniversaries of December 12, 2011 and December 6, 2012, the dates of grant, or upon later satisfaction of certain stock price performance conditions, and subject to continued service in each case except for the following:

•
The 1,600,000 share option held by Ms. Whitman vests as to one-half of the shares on each of the first and second anniversaries of September 27, 2011, the date of grant, subject to satisfaction of certain stock price performance conditions and continued service until the stock price conditions are met;

•
The 636,847 share option held by Ms. Whitman vests as to one-half of the shares on each of the second and third anniversaries of December 14, 2011, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

  •
  The 769,936 share option held by Mr. Veghte vests as to one-third of the shares on each of the first, second and third anniversaries of September 18, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

  •
  The 373,618 share option held by Mr. Weisler vests as to one-half of the shares on each of the second and third anniversaries of August 1, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

  •
  The 120,000 share option held by Mr. Weisler vests as to one-third of the shares on each of the first, second, and third anniversaries of December 6, 2012; and

  •
  The 569,437 share option held by Mr. Nefkens vests as to one-half of the shares on each of the second and third anniversaries of January 16, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met.

(3)
Option exercise prices are the fair market value of our stock on the grant date.

(4)
All options have an eight-year term.

(5)
The amounts in this column include shares underlying dividend equivalent units granted with respect to outstanding stock awards through October 31, 2013. The release dates and release amounts for all unvested stock awards are as follows, assuming continued employment and satisfaction of any applicable financial performance conditions:

•
Ms. Whitman: December 6, 2013 (95,685 shares plus accrued dividend equivalent shares); December 14, 2013 (53,071 shares plus accrued dividend equivalent shares); March 20, 2014 (1,205 shares plus accrued dividend equivalent shares); December 6, 2014 (95,686 shares plus accrued dividend equivalent shares); December 14, 2014 (53,071 shares plus accrued dividend equivalent shares); March 20, 2015 (1,205 shares plus accrued dividend equivalent shares); December 6, 2015 (95,686 shares plus accrued dividend equivalent shares); and March 20, 2016 (1,206 shares plus accrued dividend equivalent shares);

•
Ms. Lesjak: December 6, 2013 (36,153 shares plus accrued dividend equivalent shares); December 12, 2013 (18,288 shares plus accrued dividend equivalent shares); December 6, 2014 (36,153 shares plus accrued dividend equivalent shares); December 12, 2014 (18,289 shares plus accrued dividend equivalent shares); June 27, 2015 (85,764 shares plus accrued dividend equivalent shares); and December 6, 2015 (36,154 shares plus accrued dividend equivalent shares);

•
Mr. Veghte: December 6, 2013 (39,768 shares plus accrued dividend equivalent shares); December 12, 2013 (18,288 shares plus accrued dividend equivalent shares); September 18, 2014 (27,498 shares plus accrued dividend equivalent shares); December 6, 2014 (39,769 shares plus accrued dividend equivalent shares); December 12, 2014 (18,289 shares plus accrued dividend equivalent shares); September 18, 2015 (27,498 shares plus accrued dividend equivalent shares); December 6, 2015 (39,769 shares plus accrued dividend equivalent shares); and September 18, 2016 (27,498 shares plus accrued dividend equivalent shares);

  •
  Mr. Weisler: December 6, 2013 (13,333 shares plus accrued dividend equivalent shares); January 18, 2014 (16,667 shares plus accrued dividend equivalent shares); August 1, 2014 (13,343 shares plus accrued dividend equivalent shares); December 6, 2014 (13,333 shares plus accrued dividend equivalent shares); January 18, 2015 (16,667 shares plus accrued dividend equivalent shares); August 1, 2015 (13,344 shares plus accrued dividend equivalent shares); December 6, 2015 (13,334 shares plus accrued dividend equivalent shares); and August 1, 2016 (13,344 shares plus accrued dividend equivalent shares);

  •
  Mr. Nefkens: December 7, 2013 (4,667 shares plus accrued dividend equivalent shares); December 10, 2013 (2,667 shares plus accrued dividend equivalent shares); January 16, 2014 (20,337 shares plus accrued dividend equivalent shares); September 19, 2014 (13,813 shares plus accrued dividend equivalent shares); December 7, 2014 (4,667 shares plus accrued dividend equivalent shares); January 16, 2015 (20,337 shares plus accrued dividend equivalent shares); and January 16, 2016 (20,338 shares plus accrued dividend equivalent shares); and

  •
  Mr. Bradley: December 6, 2013 (45,191 shares plus accrued dividend equivalent shares); December 12, 2013 (21,946 shares plus accrued dividend equivalent shares); December 6, 2014 (45,192 shares plus accrued dividend equivalent shares); December 12, 2014 (21,946 shares plus accrued dividend equivalent shares); December 6, 2015 (45,192 shares plus accrued dividend equivalent shares); and June 27, 2015 (114,352 shares plus accrued dividend equivalent shares).

(6)
Value calculated based on the $24.37 closing price of our stock on October 31, 2013.

(7)
The amounts in this column include the amounts of PRUs granted in fiscal 2012 adjusted for actual achievement during fiscal 2012 and 2013 on the annual metric of cash flow from operations as a percentage of revenue. For fiscal 2012, performance on the annual cash flow metric was 17.0% of target and performance on the annual revenue growth metric was 56.8% of target. For fiscal 2013, performance on the annual cash flow metric was 164.3% of target and performance on the annual revenue growth metric was 0.0% of target. For these PRUs, the 17.0% cash flow multiplier and the 56.8% revenue growth multiplier apply to the first one-third of the fiscal 2012 grant, and the 164.3% cash flow multiplier and the 0.0% revenue growth multiplier apply to the second one-third of the fiscal 2012 grant, weighted at 70% cash flow and 30% revenue growth. The remaining one third of these PRUs are reported at target and will be adjusted based on actual performance during fiscal 2014.

 Option Exercises and Stock Vested in Fiscal 2013

              The following table provides information about options exercised and stock awards vested for the NEOs during the fiscal year ended October 31, 2013:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Margaret C. Whitman	—	—	54,399	802,385
Catherine A. Lesjak	—	—	43,451	622,203
William L. Veghte	—	—	50,505	902,145
Dion J. Weisler	—	—	17,155	293,522
Michael G. Nefkens	—	—	31,926	609,531
R. Todd Bradley	—	—	40,872	587,071

(1)
Does not include the PRU awards granted for the three-year period that ended on October 31, 2013 because none of those awards vested.

(2)
Represents the amounts realized based on the fair market value of our stock on the vesting date for restricted stock or RSUs. Fair market value is determined based on the closing price of our stock on the applicable date.

 Fiscal 2013 Pension Benefits Table

              The following table provides information about the present value of accumulated pension benefits payable to each NEO:

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Margaret C. Whitman(3)	—	—	—	—
	—	—	—	—
Catherine A. Lesjak	RP	21.3	271,616	—
	EBP	21.3	1,929,260	—
William L. Veghte(3)	—	—	—	—
	—	—	—	—
Dion J. Weisler(3)	—	—	—	—
	—	—	—	—
Michael G. Nefkens	EDS RP	7.5	217,052	—
	Restoration Plan	7.5	248,337	—
R. Todd Bradley	CAPP	0.6	12,270	—
	CARP	0.6	8,432	—

(1)
The "CAPP" and the "CARP" are the qualified HP Cash Account Pension Plan and the nonqualified HP Cash Account Restoration Plan, respectively. The "RP" and the "EBP" are the qualified HP Retirement Plan and the nonqualified HP Excess Benefit Plan, respectively. The "EDS RP" and "Restoration Plan" are the qualified EDS Retirement Plan and the nonqualified EDS Restoration Plan, respectively. All benefits are frozen under these plans. The CAPP, the RP and the EDS RP have been merged into the HP Pension Plan, although benefits continue to be determined under the separate formulas.

(2)
The present value of accumulated benefits is shown at the age 65 unreduced retirement age for the RP and the EBP using the assumptions under Accounting Standards Codification (ASC) Topic 715-30 Defined Benefit Plans—Pension for the 2013 fiscal year end measurement (as of October 31, 2013). The present value is based on a discount rate of 4.95% for the RP, EDS RP and Restoration Plan, and 3.89% for the EBP, lump sum interest rates of 1.40% for the first five years, 4.66% for the next 15 years and 5.62% thereafter, and applicable mortality. As of October 31, 2012 (the prior measurement date), the ASC Topic 715-30 assumptions included a discount rate of 4.14% for the RP and EDS RP, 4.18% for the Restoration Plan and 3.28% for the EBP, lump sum interest rates of 1.02% for the first five years, 3.71% for the next 15 years and 4.67% thereafter, and applicable mortality. Since there are no early retirement reductions in the CAPP or the CARP and the account balances are vested, the CAPP and the CARP account balances are used as the present value of the accumulated benefit. Likewise, there are no early retirement reductions in the EDS RP or the Restoration Plan and since the earliest retirement age would be age 55 for Mr. Nefkens assuming he continued employment to that date, the present value of accumulated benefits is shown at an age 55 retirement age.

(3)
Ms. Whitman, Mr. Veghte and Mr. Weisler are not eligible to receive benefits under any defined benefit pension plan because we ceased benefit accruals under all of our U.S.-defined benefit pension plans prior to the commencement of their employment with HP.

Narrative to the Fiscal 2013 Pension Benefits Table

              No NEO currently accrues a benefit under any qualified or non-qualified defined benefit pension plan because we ceased benefit accruals in all of our U.S.-qualified defined benefit pension plans (and their non-qualified plan counterparts) in prior years. Benefits previously accrued by the NEOs under HP pension plans are payable to them following termination of employment, subject to the terms of the applicable plan.

Terms of the HP Retirement Plan

              Ms. Lesjak earned benefits under the RP and the EBP based on her pay and service prior to 2008. The RP is a traditional defined benefit plan that provided a benefit based on years of service and the participant's "highest average pay rate," reduced by a portion of Social Security earnings. "Highest average pay rate" was determined based on the 20 consecutive fiscal quarters when pay was the highest. Pay for this purpose included base pay and bonus, subject to applicable IRS limits. Benefits under the RP may be taken in one of several different annuity forms or in an actuarially equivalent lump sum. Benefits calculated under the RP are offset by the value of benefits earned under the HP Deferred Profit Sharing Plan (the "DPSP") before November 1, 1993. Together, the RP and the DPSP constitute a "floor-offset" arrangement for periods before November 1, 1993.

              Benefits not payable from the RP and the DPSP due to IRS limits are paid from the nonqualified EBP under which benefits are unfunded and unsecured. When an EBP participant terminates employment, the benefit liability is transferred to the EDCP, where an account is established for the participant. That account is then credited with hypothetical investment earnings (gains or losses) based upon the investment election made by participants from among investment options similar to those offered under the HP 401(k) Plan. There is no formula that would result in above-market earnings or payment of a preferential interest rate on this benefit.

              At the time of distribution, amounts representing EBP benefits are paid from the EDCP in a lump sum or installment form, according to pre-existing elections made by those participants, except that participants with a small benefit or who have not qualified for retirement status (age 55 with at least 15 years of service) are paid their EBP benefit in January of the year following their termination, subject to any delay required by Section 409A of the Code.

Terms of the HP Cash Account Pension Plan

              Prior to 2006, Mr. Bradley earned benefits under the CAPP, which is a cash balance plan that provides pension benefits determined by reference to a hypothetical account balance.

              Prior to this plan being frozen, participants received "pay credits" equal to 4% of base pay credited quarterly to their accounts and "interest credits" credited daily. Currently, participants who have not taken a distribution receive interest credits at the rate equal to the one-year rate for Treasury securities plus 1%; the "interest credit" rate is adjusted annually. Benefits under the CAPP may be taken in one of several different annuity forms or in a lump sum equal to the hypothetical account balance.

              Prior to 2006, Mr. Bradley also received pay and interest credits to a hypothetical account balance established for CARP participants on base pay in excess of certain IRS limits at the same rates as had been credited under the CAPP. Benefits under the CARP are unfunded and unsecured. Upon termination of employment, a CARP participant is paid his or her account balance in the form of a lump sum in January of the year following termination, subject to any delay required by Section 409A of the Code.

Terms of the EDS Retirement Plan

              Prior to joining us from EDS in 2009, Mr. Nefkens earned benefits under the EDS RP, which is a cash balance plan that provides pension benefits determined by reference to a hypothetical account balance.

              Prior to this plan being frozen, participants received "pay credits" which varied with age and years of service (points) and differed for pay above and below the taxable wage base. Currently, participants who have not taken a distribution receive interest credits at the rate equal to the 30 year Treasury bond yield plus 0.5% but not less than 5%; the "interest credit" rate is adjusted annually. Benefits are available in several different annuity forms which are calculated at retirement age (age 65 or age 55 or older with combined age and service equal to 70 or more) by dividing the hypothetical account balance by 120 to determine a monthly benefit. This resulting monthly benefit is payable over the participant's lifetime with annual cost-of-living increases beginning at age 62 which are based on the annual CPI but not higher than 3% or the monthly benefit can be converted to actuarially equivalent optional forms of annuity payment. These optional forms can include cost-of-living increases or higher level amounts; the hypothetical account balance is not available as a lump sum except for small amounts or to the beneficiary of the participant upon his or her death before commencement.

              Prior to joining us from EDS in 2009, Mr. Nefkens also received pay and interest credits to a hypothetical account balance under the Restoration Plan established for EDS RP participants on pay in excess of certain IRS limits at the same rates as had been credited under the EDS RP. Benefits under the Restoration Plan are unfunded and unsecured. Upon retirement eligibility, a Restoration Plan participant commences his or her benefit, subject to any delay required by Section 409A of the Code.

              We do not sponsor any other supplemental pension plans or special retiree medical benefit plans for executive officers.

Fiscal 2013 Nonqualified Deferred Compensation Table

              The following table provides information about contributions, earnings, withdrawals, distributions and balances under the EDCP:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at FYE ($)
Margaret C. Whitman	—	—	—	—	—
Catherine A. Lesjak	1,680	10,000	1,411,600	(254,197)	5,778,161
William L. Veghte(4)	20,000	—	1,063	—	21,063
Dion J. Weisler(5)	—	—	—	—	—
Michael G. Nefkens	—	—	—	—	—
R. Todd Bradley	22,000	10,000	66,364	—	550,483

(1)
The amounts reported here as "Executive Contributions" and "Registrant Contributions" are reported as compensation to such NEO in the Summary Compensation Table above.

(2)
The contributions reported here as "Registrant Contributions" were made in fiscal 2013 with respect to calendar year 2012 participant base-pay deferrals. During fiscal 2013, the NEOs were eligible to receive a 4% matching contribution on base-pay deferrals that exceeded the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that limit.

(3)
The distributions reported here were made pursuant to participant elections made prior to the time that the amounts were deferred in accordance with plan rules.

(4)
Mr. Veghte did not contribute base pay in calendar year 2012 and, thus, did not receive any matching contributions in fiscal 2013.

(5)
Mr. Weisler is paid through our payroll in Singapore and, thus, not eligible to participate in the EDCP.

Narrative to the Fiscal 2013 Nonqualified Deferred Compensation Table

              HP sponsors the EDCP, a nonqualified deferred compensation plan that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the qualified HP 401(k) Plan and bonus amounts of up to 95% of the annual incentive bonus payable under the PfR Plan. In addition, a matching contribution is available under the plan to eligible employees. The matching contribution applies to base-pay deferrals on compensation above the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that compensation limit (for fiscal 2013 matching contributions, on calendar year 2012 base pay from $250,000 to $500,000). During fiscal 2013, the NEOs were eligible for a matching contribution of up to 4%.

              Upon becoming eligible for participation, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 15 years of service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Section 409A of the Code. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant at the time of the deferral election subject to any delay required under Section 409A of the Code. No withdrawals are permitted prior to the previously elected distribution date, other than "hardship" withdrawals as permitted by applicable law.

              Amounts deferred or credited under the EDCP are credited with hypothetical investment earnings based on participant investment elections made from among the investment options available under the HP 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HP. No amounts are credited with above-market earnings.

 Potential Payments Upon Termination or Change in Control

              The amounts in the following table assume that the NEOs terminated HP employment effective October 31, 2013. The closing price of our stock was $24.37 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the retirement plans and the HP 401(k) Plan and payment of accrued vacation.

				Long-Term Incentive Programs(3)
Name	Termination Scenario	Total(1) ($)	Severance(2) ($)	Stock Options ($)	Restricted Stock ($)	PRU Program ($)
Margaret C. Whitman	Voluntary/For Cause	—	—	—	—	—
	Disability	39,381,752	—	27,229,017	9,670,382	2,482,353
	Retirement	—	—	—	—	—
	Death	33,054,081	—	27,229,017	3,342,711	2,482,353
	Not for Cause	7,278,658	1,460,188	12,999	3,323,118	2,482,353
	Change in Control	43,814,385	1,460,188	28,477,017	9,670,382	4,206,798
Catherine A. Lesjak	Voluntary/For Cause	—	—	—	—	—
	Disability	17,149,599	—	10,669,568	5,624,620	855,411
	Retirement	—	—	—	—	—
	Death	14,003,944	—	10,669,568	2,478,965	855,411
	Not for Cause	21,383,924	3,640,062	10,669,568	5,624,620	1,449,674
	Change in Control	21,383,924	3,640,062	10,669,568	5,624,620	1,449,674
William L. Veghte	Voluntary/For Cause	—	—	—	—	—
	Disability	20,364,517	—	13,699,859	5,809,247	855,411
	Retirement	—	—	—	—	—
	Death	15,963,929	—	13,699,859	1,408,659	855,411
	Not for Cause	5,159,506	3,007,124	—	1,296,971	855,411
	Change in Control	23,965,904	3,007,124	13,699,859	5,809,247	1,449,674
Dion J. Weisler	Voluntary/For Cause	—	—	—	—	—
	Disability	4,027,505	—	1,264,800	2,762,705	—
	Retirement	—	—	—	—	—
	Death	1,982,472	—	1,264,800	717,672	—
	Not for Cause	3,051,314	2,028,480	386,460	636,374	—
	Change in Control	6,055,985	2,028,480	1,264,800	2,762,705	—
Michael G. Nefkens	Voluntary/For Cause	—	—	—	—	—
	Disability	6,285,898	—	4,088,089	2,115,950	81,859
	Retirement	—	—	—	—	—
	Death	4,802,959	—	4,088,089	633,011	81,859
	Not for Cause	2,757,012	2,040,322	1,820	633,011	81,859
	Change in Control	8,383,099	2,040,322	4,088,089	2,115,950	138,738
R. Todd Bradley	Voluntary/For Cause	—	—	—	—	—
	Disability	21,523,840	—	13,336,958	7,160,369	1,026,513
	Retirement	—	—	—	—	—
	Death	17,546,973	—	13,336,958	3,183,502	1,026,513
	Not for Cause	6,573,010	2,362,995	—	3,183,502	1,026,513
	Change in Control	24,599,950	2,362,995	13,336,958	7,160,369	1,739,628

(1)
Total does not include amounts earned or benefits accumulated due to continued service by the NEO through October 31, 2013, including vested stock options, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. Total also does not include amounts an NEO was eligible to receive under the annual PfR Plan with respect to fiscal 2013 performance.

(2)
For Ms. Whitman, the amounts reported represent the cash benefits payable under the SPEO pursuant to Ms. Whitman's employment offer letter, as discussed under "Executive Compensation—Compensation Discussion and Analysis—Analysis of Elements of Fiscal 2013 Executive Compensation—Employment Offer Letter for Margaret C. Whitman as President and CEO." For Ms. Lesjak, the amounts reported represent the cash benefits payable under Ms. Lesjak's December 15, 2010 letter agreement, which expired on December 15, 2013. For the other NEOs, the amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO.

(3)
Covered executives receive pro-rata vesting on unvested equity awards, so long as they have worked at least 25% of the longer of the applicable vesting or performance period, as discussed under "Executive Compensation—Compensation Discussion and Analysis—Severance Plan for Executive Officers." With respect to the treatment of equity in the event of a change in control of HP, the information reported assumes that the Board or the HRC Committee would exercise its discretion to accelerate vesting of equity awards in the case of "not for cause" terminations. Pro-rata vesting of PRUs based on actual performance applies in the event of a termination due to retirement, death or disability for all grant recipients. To calculate the value of unvested PRUs for purposes of this table, actual performance is used for the portions of the awards where the performance is known, and target performance is used for the portions of the awards where actual performance has not yet been determined. Where applicable, Ms. Lesjak's awards have been valued assuming a qualifying termination under her December 15, 2010 letter agreement, which expired on December 15, 2013.

HP Severance Plan for Executive Officers

              An executive will be deemed to have incurred a qualifying termination for purposes of the SPEO if he or she is involuntarily terminated without cause and executes a full release of claims in a form satisfactory to HP promptly following termination. For purposes of the SPEO, "cause" means an executive's material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP or conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP. The material terms of the SPEO are described under "Executive Compensation—Compensation Discussion and Analysis—Severance Plan for Executive Officers."

Voluntary or "For Cause" Termination

              In general, an NEO who remained employed through October 31, 2013 (the last day of the fiscal year) but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter as a "for cause" termination, would be eligible (1) to receive his or her annual incentive amount earned for fiscal 2013 under the PfR Plan (subject to any discretionary downward adjustment or elimination by the HRC Committee prior to actual payment), (2) to exercise his or her vested stock options on or before the last day of employment, (3) to receive a distribution of vested amounts deferred or credited under the EDCP, and (4) to receive a distribution of his or her vested benefits under the HP 401(k) and pension plans. An NEO who terminated employment before October 31, 2013, either voluntarily or in a "for cause" termination, would generally not have been eligible to receive any amount under the PfR Plan with respect to the fiscal year in which the termination occurred, except that the HRC Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions and similar programs.

"Not for Cause" Termination

              A "not for cause" termination would qualify the NEO for the amounts described above under a "voluntary" termination and benefits under the SPEO if the NEO signs the required release of claims in favor of HP.

              In addition to the cash severance benefits and pro-rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination and receive distributions of vested, accrued benefits from HP deferred compensation and pension plans.

Termination Following a Change in Control

              In the event of a change in control of HP, the Board is authorized (but not required) to accelerate the vesting of stock options and to release restrictions on awards issued under HP stock plans. In addition, Ms. Lesjak was covered at the end of fiscal 2013 by an agreement which provided her with certain additional protections in the event of a change in control. That agreement expired on December 15, 2013. For the purposes of this table, the amounts reported for each NEO in the rows marked "Change in Control" assume that the Board would exercise its discretion in this manner, resulting in fully accelerated vesting of stock options and a release of all restrictions on all stock-based awards. In addition, an executive terminated on October 31, 2013 following a change in control would be eligible for benefits under the SPEO, as described above.

HP Severance Policy for Senior Executives

              Under the HP Severance Policy for Senior Executives adopted by the Board in July 2003 (the "HP Severance Policy"), HP will seek stockholder approval for future severance agreements, if any, with certain senior executives that provide specified benefits in an amount exceeding 2.99 times the sum of the executive's current annual base salary plus annual target cash bonus, in each case as in effect immediately prior to the time of such executive's termination. Individuals subject to this policy consist of the Section 16 officers designated by the Board. In implementing this policy, the Board may elect to seek stockholder approval after the material terms of the relevant severance agreement are agreed upon.

              For purposes of determining the amounts subject to the HP Severance Policy, benefits subject to the limit generally include cash separation payments that directly relate to extraordinary benefits that are not available to groups of employees other than the Section 16 officers upon termination of employment. Benefits that have been earned or accrued, as well as prorated bonuses, accelerated stock or option vesting and other benefits that are consistent with our practices applicable to employees other than the Section 16 officers, are not counted against the limit. Specifically, benefits subject to the HP Severance Policy include: (a) separation payments based on a multiplier of salary plus target bonus, or cash amounts payable for the uncompleted portion of employment agreements; (b) any gross-up payments made in connection with severance, retirement or similar payments, including any gross-up payments with respect to excess parachute payments under Section 280G of the Code; (c) the value of any service period credited to a Section 16 officer in excess of the period of service actually provided by such Section 16 officer for purposes of any employee benefit plan; (d) the value of benefits and perquisites that are inconsistent with our practices applicable to one or more groups of employees in addition to, or other than, the Section 16 officers ("Company Practices"); and (e) the value of any accelerated vesting of any stock options, stock appreciation rights, restricted stock or long-term cash incentives that is inconsistent with Company Practices. The following benefits are not subject to the HP Severance Policy, either because they have been previously earned or accrued by the employee or because they are consistent with Company Practices: (i) compensation and benefits earned, accrued, deferred or otherwise provided for employment services rendered on or prior to the date of termination of employment pursuant to bonus, retirement, deferred compensation or other benefit plans (e.g., 401(k) Plan distributions, payments pursuant to retirement plans, distributions under deferred compensation plans or payments for accrued benefits such as unused vacation days), and any amounts earned with respect to such compensation and benefits in accordance with the terms of the applicable plan; (ii) payments of prorated portions of bonuses or prorated long-term incentive payments that are consistent with Company Practices; (iii) acceleration of the vesting of stock options, stock appreciation rights, restricted stock, RSUs or long-term cash incentives that is consistent with Company Practices; (iv) payments or benefits required to be provided by law; and (v) benefits and perquisites provided in accordance with the terms of any benefit plan, program or arrangement sponsored by HP or its affiliates that are consistent with Company Practices.

              For purposes of the HP Severance Policy, future severance agreements include any severance agreements or employment agreements containing severance provisions that we may enter into after the adoption of the HP Severance Policy by the Board, as well as agreements renewing, modifying or extending such agreements. Future severance agreements do not include retirement plans, deferred compensation plans, early retirement plans, workforce restructuring plans, retention plans in connection with extraordinary transactions or similar plans or agreements entered into in connection with any of the foregoing, provided that such plans or agreements are applicable to one or more groups of employees in addition to the Section 16 officers.

HP Retirement Arrangements

              Upon retirement on or after age 55 with at least 15 years of qualifying service, HP employees in the United States receive full vesting of options granted under our stock plans with a three-year post-termination exercise period. Restricted stock and RSUs granted prior to November 1, 2011 continue to vest in accordance with their normal vesting schedule, subject to certain post-employment restrictions, and all restrictions on restricted stock and RSUs granted on or after November 1, 2011 lapse upon retirement. Awards under the PRU Program, if any, are paid on a prorated basis to participants at the end of the performance period based on actual results, and bonuses, if any, under the PfR Plan may be paid in prorated amounts at the discretion of management based on actual results. In accordance with Section 409A of the Code, certain amounts payable upon retirement of (or other termination by) the NEOs and other key employees will not be paid out for at least six months following termination of employment.

              We sponsor two retiree medical programs in the United States, one of which provides subsidized coverage for eligible participants based on years of service. Eligibility for this program requires that participants have been employed by HP before January 1, 2003 and have met other age and service requirements. None of our NEOs are eligible or can become eligible for this program.

              The other U.S. retiree medical program we sponsor provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HP. As of the end of fiscal 2013, Catherine A. Lesjak was eligible to retire under this program. All of the other NEOs could be eligible for this program if they retire from HP on or after age 55 with at least ten years of qualifying service or 80 age plus service points. In addition, beginning at age 45, eligible U.S. employees may participate in the HP Retirement Medical Savings Account Plan (the "RMSA"), under which participants are eligible to receive HP matching credits of $1,200 per year, beginning at age 45, up to a lifetime maximum of $12,000, which can be used to cover the cost of such retiree medical coverage (or other qualifying medical expenses) if the employee retires from HP on or after age 55 with at least ten years of qualifying service or 80 age plus service points. Ms. Lesjak is the only NEO eligible for the HP matching credits under the RMSA.

EQUITY COMPENSATION PLAN INFORMATION

              The following table summarizes our equity compensation plan information as of October 31, 2013.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights(2)	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by HP stockholders	105,535,089	(3)	$27.3309	300,983,929	(4)
Equity compensation plans not approved by HP stockholders	—		—	—

Totals	105,535,089		$27.3309	300,983,929

(1)
This column does not reflect awards of options and RSUs assumed in acquisitions where the plans governing the awards were not available for future awards as of October 31, 2013. As of October 31, 2013, individual awards of options and RSUs to purchase a total of 11,122,742 shares were outstanding pursuant to awards assumed in connection with acquisitions and granted under such plans at a weighted-average exercise price of $23.7749.

(2)
This column does not reflect the exercise price of shares underlying the assumed options referred to in footnote (1) to this table or the purchase price of shares to be purchased pursuant to the ESPP or the legacy HP Employee Stock Purchase Plan (the "Legacy ESPP"). In addition, the weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of RSUs and PRUs, which have no exercise price.

(3)
Includes awards of options and RSUs outstanding under the ESPP, the 2004 Plan and the HP 2000 Stock Plan. Also includes awards of PRUs representing 1,250,776 shares that may be issued under the 2004 Plan. Each PRU award reflects a target number of shares that may be issued to the award recipient. We determine the actual number of shares the recipient receives at the end of a three-year performance period based on results achieved versus company performance goals and stockholder return relative to the market. The actual number of shares that a grant recipient receives at the end of the period may range from 0% to 200% of the target number of shares.

(4)
Includes (i) 209,147,593 shares available for future issuance under the 2004 Plan; (ii) 87,744,345 shares available for future issuance under the ESPP; (iii) 2,725,611 shares available for future issuances under the Legacy ESPP, a plan under which employee stock purchases are no longer made; and (iv) 1,366,380 shares are reserved for issuance under our Service Anniversary Stock Plan, a plan under which awards are no longer granted. Taking into account these adjustments, 296,891,938 shares were available for future grants as of October 31, 2013.

 PRINCIPAL ACCOUNTING FEES AND SERVICES

              The Audit Committee has appointed Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending October 31, 2014. Stockholders are being asked to ratify the appointment of EY at the annual meeting pursuant to Proposal No. 2. Representatives of EY are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by HP for Ernst & Young LLP

              The following table shows the fees paid or accrued by HP for audit and other services provided by EY for fiscal 2013 and 2012.

	2013	2012
	In millions
Audit Fees(1)	$34.9	$30.6
Audit-Related Fees(2)	13.8	14.8
Tax Fees(3)	5.0	3.2
All Other Fees(4)	0.8	2.2

Total	$54.5	$50.8

              The Audit Committee has approved all of the fees above.

              The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a maximum for any one service of $250,000, provided that the chair shall report any decisions to pre-approve services and fees to the full Audit Committee at its next regular meeting.

(1)
Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-related fees consisted primarily of service organization control examinations and other attestation services of $11.1 million and $11.2 million for fiscal 2013 and fiscal 2012, respectively. For fiscal 2013 and fiscal 2012, audit-related fees also included accounting consultations and employee benefit plan audits of $2.7 million and $3.6 million, respectively.

(3)
For fiscal 2013, tax fees included primarily tax advice and tax planning fees of $3.0 million and tax compliance fees of $2.0 million. For fiscal 2012, tax fees included primarily tax advice and tax planning fees of $2.6 million and tax compliance fees of $0.6 million.

(4)
For fiscal 2013, all other fees included primarily advisory service fees. For fiscal 2012, all other fees included reimbursement of approximately $2.0 million in costs relating to responding to a request for EY information from, and EY providing testimony before, the U.S. Senate Permanent Subcommittee on Investigations relating to taxation of earnings generated outside of the United States as well as fees for advisory services relating to our services business.

 REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

              The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of HP's financial statements, HP's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of HP's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages HP's relationship with its independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from HP for such advice and assistance.

              HP's management is primarily responsible for HP's internal control and financial reporting process. HP's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of HP's consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of HP's internal control over financial reporting. The Audit Committee monitors HP's financial reporting process and reports to the Board on its findings.

              In this context, the Audit Committee hereby reports as follows:

    1.
    The Audit Committee has reviewed and discussed the audited financial statements with HP's management.

    2.
    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB").

    3.
    The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

    4.
    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in HP's Annual Report on Form 10-K for the fiscal year ended October 31, 2013, for filing with the Securities and Exchange Commission.

              The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

AUDIT COMMITTEE
Rajiv L. Gupta, Chair Shumeet Banerji Robert R. Bennett James A. Skinner

 OTHER MATTERS

              We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

IMPORTANT INFORMATION CONCERNING THE HP ANNUAL MEETING

Check-in begins: 12:30 p.m., local time	Meeting begins: 2:00 p.m., local time
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HP stockholders, including joint holders, as of the close of business on January 21, 2014, the record date for the annual meeting, are entitled to attend the annual meeting on March 19, 2014.

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All stockholders and their proxies should be prepared to present photo identification for admission to the meeting.

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If you are a record holder or a participant in the HP 401(k) Plan or the ESPP, your share ownership will be verified against a list of record holders or plan participants as of the record date prior to your being admitted to the meeting.

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If you are a beneficial owner of your HP shares (i.e., you hold your shares through a broker, trustee or nominee), you will be asked to present proof of beneficial ownership of HP shares as of the record date, such as your most recent brokerage statement prior to January 21, 2014 or other evidence of ownership.

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Persons acting as proxies must bring a valid proxy from a record holder who owns shares as of the close of business on January 21, 2014.

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Failure to present identification or otherwise comply with the above procedures will result in exclusion from the meeting.

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Meeting attendees will not be permitted to bring recording equipment, electronic devices or large bags, briefcases or packages to the meeting.

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Please allow ample time for check-in.

THANK YOU FOR YOUR INTEREST AND SUPPORT—YOUR VOTE IS IMPORTANT!

Directions to the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California

From San Francisco:

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  Take 101 South toward San Jose.
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  Exit at Great America Parkway.
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  Turn left on Great America Parkway.
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  The Convention Center is located at Great America Parkway and Tasman Avenue.
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  To access the parking garage, exit Great America Parkway at the Hyatt Regency's second driveway at Bunker Hill Road.

From San Jose:

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  Take 101 North to the Great America Parkway exit.
  •
  Turn right on Great America Parkway.
  •
  The Convention Center is located at Great America Parkway and Tasman Avenue.
  •
  To access the parking garage, exit Great America Parkway at the Hyatt Regency's second driveway at Bunker Hill Road.

From Oakland:

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  Take I-880 South toward San Jose for approximately 30 to 40 minutes to Highway 237.
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  Take Highway 237 toward Mountain View to the Great America Parkway exit.
  •
  Turn left on Great America Parkway.
  •
  The Convention Center is located at Great America Parkway and Tasman Avenue.
  •
  To access the parking garage, exit Great America Parkway at the Hyatt Regency's second driveway at Bunker Hill Road.

Note: Parking in the Convention Center garage is free.

4AA5-0662ENW

6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED6 HEWLETT-PACKARD COMPANY ANNUAL MEETING OF STOCKHOLDERS—MARCH 19, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Margaret C. Whitman, Catherine A. Lesjak and John F. Schultz, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Hewlett-Packard Company held of record or in an applicable plan by the undersigned at the close of business on January 21, 2014, at the Annual Meeting of Stockholders to be held at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California, at 2:00 p.m., local time, on Wednesday, March 19, 2014, or any postponement or adjournment thereof. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Hewlett-Packard Company, voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern time on March 16, 2014, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. IMPORTANT—THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. P R O X Y HEWLETT-PACKARD COMPANY ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, MARCH 19, 2014 2:00 P.M., LOCAL TIME SANTA CLARA CONVENTION CENTER 5001 GREAT AMERICA PARKWAY SANTA CLARA, CALIFORNIA PLEASE VOTE TODAY! YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE REVERSE SIDE OF THIS CARD FOR INSTRUCTIONS. Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Hewlett-Packard Company Annual Meeting of Stockholders, including the 2013 Annual Report and the proxy statement, are available over the Internet. To view the proxy materials, please have the reverse side of this notice available and visit www.eproxyaccess.com/hpq2014. Electronic Delivery of Future Proxy Materials: If you wish to receive all future proxy materials electronically by e-mail, please visit www.eproxyaccess.com/hpq2014 and follow the instructions there.

1. Election of directors: 01-M. L. Andreessen 02-S. Banerji 03-R. R. Bennett 04-R. L. Gupta 05-R. J. Lane 06-A. M. Livermore Signature Signature Title Date NOTE: Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. FOR AGAINST ABSTAIN 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED6 HEWLETT-PACKARD COMPANY YOUR VOTE IS IMPORTANT. Please take a moment now to vote your shares of Hewlett-Packard Company common stock for the upcoming Annual Meeting of Stockholders. PLEASE REVIEW THE 2014 PROXY STATEMENT AND ACCOMPANYING MATERIALS AND VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-209-1711, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1340. Please follow the simple instructions. OR 2. Vote by Internet—Access www.proxyvotenow.com/hpq2014, and follow the simple instructions. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign and date the proxy card, and return it in the envelope provided or mail it to Hewlett-Packard Company, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156. Address change (make correction at left) 2. Ratification of the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2014. 3. Advisory vote to approve executive compensation. 4. Stockholder proposal related to the formation of a human rights committee. 07-R. E. Ozzie 08-G. M. Reiner 09-P. F. Russo 10-J. A. Skinner 11-M. C. Whitman 12-R. V. Whitworth FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN